UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Forest City Enterprises, Inc.

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FOREST CITY ENTERPRISES, INC.
Notice of Annual Meeting of Shareholders
To Be Held June 5, 2009
NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Forest City Enterprises, Inc. (the “Company”) will be held in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113, on Friday, June 5, 2009 at 2:00 p.m., Eastern Daylight Time, for the purpose of considering and acting upon:
(1)
The election of fifteen (15) directors, nominated by the Board of Directors, each to hold office until the next annual shareholders’ meeting and until a successor shall be elected and qualified. Four (4) directors will be elected by holders of Class A Common Stock and eleven (11) by holders of Class B Common Stock.

(2)	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2010.

(3)	Such other business as may properly come before the meeting or any adjournment or postponement thereof.
Shareholders of record at the close of business on April 14, 2009 will be entitled to notice of and to vote at such annual meeting or any adjournment or postponement thereof.
BY THE ORDER OF THE BOARD OF DIRECTORS
Geralyn M. Presti, Secretary
Cleveland, Ohio
April 21, 2009
IMPORTANT: It is important that your stock be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which requires no postage if mailed in the United States.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON JUNE 5, 2009
The Proxy Statement, Annual Report on Form 10-K, Summary Annual Report and Supplemental Package
are available on the Investor Relations page at www.forestcity.net.

FOREST CITY ENTERPRISES, INC.
i

Proxy Statement
Solicitation and Revocation of Proxies
The enclosed proxy or proxies relating to shares of Class A Common Stock and Class B Common Stock are solicited on behalf of the Board of Directors of Forest City Enterprises, Inc. (“Forest City,” “we,” “us,” or “our”) for use at the annual meeting of shareholders to be held on Friday, June 5, 2009 at 2:00 p.m., Eastern Daylight Time, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113. This proxy statement and related form of proxy are being first sent to shareholders on or about April 24, 2009. A shareholder giving a proxy may revoke it by notifying our Secretary in writing or at the annual meeting, without affecting any vote previously taken.
Outstanding Shares and Voting Rights
As of April 14, 2009, the record date fixed for the determination of shareholders entitled to vote at the annual meeting, there were outstanding 80,744,785 of our shares of Class A Common Stock, par value $.33 1/3 per share (the “Class A Common Stock”), and 22,686,427 of our shares of Class B Common Stock, par value $.33 1/3 per share (the “Class B Common Stock”), (collectively, “Common Stock”). At the annual meeting, the holders of Class A Common Stock will be entitled as a class to elect four (4) directors and will be entitled to one vote per share for this purpose. Michael P. Esposito, Jr., Joan K. Shafran, Louis Stokes and Stan Ross have been nominated for election to serve as these directors. At the annual meeting, the holders of Class B Common Stock will be entitled as a class to elect eleven (11) directors and will be entitled to one vote per share for this purpose. Albert B. Ratner, Samuel H. Miller, Charles A. Ratner, James A. Ratner, Jerry V. Jarrett, Ronald A. Ratner, Scott S. Cowen, Brian J. Ratner, Deborah Ratner Salzberg, Bruce C. Ratner and Deborah L. Harmon have been nominated for election to serve as these directors. Except for the election of directors, the holders of Class A Common Stock and Class B Common Stock will vote together on all other matters presented at the meeting and will be entitled to one (1) vote per share of Class A Common Stock and ten (10) votes per share of Class B Common Stock held as of the record date.
If notice in writing is given by any shareholder to our President, a Vice President or the Secretary not less than forty-eight hours before the time fixed for the holding of the meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which the holder belongs, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class will have the right to accumulate such voting power as the holder possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by that holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in such proportion as the holder may desire.
Under Ohio law and our Amended Articles of Incorporation, broker non-votes and abstaining votes will be counted for purposes of determining whether a quorum is present at the annual meeting, but will not be counted in favor of or against any nominee for election to our Board of Directors. Abstentions will be counted as cast and have the same effect as votes against the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2010. Broker non-votes will not be counted as cast.
Election of Directors
It is intended that proxies will be voted for the election of the nominees named in the table below as our directors unless authority is withheld. Each is to serve until the next annual shareholders’ meeting and until their successor is elected and qualified. In the event any one or more of such nominees unexpectedly becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder. All nominees are presently our directors.
At February 27, 2009, the Ratner, Miller and Shafran families, which include members of our current Board of Directors and certain executive officers not including Bruce C. Ratner (“Family Interests”), owned 14.6% of the Class A Common Stock and 83.2% of the Class B Common Stock. RMS, Limited Partnership (“RMSLP”), which owned 82.8% of the Class B Common Stock outstanding as of the record date, is a limited partnership, comprised of the Family Interests, with eight individual general partner positions, currently consisting of: Samuel H. Miller, Co-Chairman of the Board of Directors and our Treasurer; Charles A. Ratner, our President and Chief Executive Officer and Director; Ronald A. Ratner, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, President of Forest City Washington, Inc., one of our subsidiaries, and Director; Joan K. Shafran, Director; Joseph Shafran; and Abraham Miller. Joan K. Shafran is the sister of Joseph Shafran. Charles A. Ratner, James A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Bruce C. Ratner, Joan K. Shafran and Joseph Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller.

Under the partnership agreement of RMSLP, the voting power of the general partners representing a family branch is determined by dividing the interest of the family branch they represent by the aggregate interests of all family branches. The voting power of the general partner or general partners representing a family branch may not be divided or apportioned but must be voted together as a whole. If the general partners representing a family branch are unable to agree on how to vote that branch, the total voting power of the other general partners is computed without reference to the voting power otherwise available to that family branch. General partners holding 60% of the total voting power (excluding the voting power of a family branch, if any, unable to agree on how to vote on a particular matter) of RMSLP determine how to vote the Class B Common Stock held by RMSLP.
The following table sets forth the shares of Class B Common Stock held by RMSLP at February 27, 2009, which under the partnership agreement are voted by the general partners of RMSLP, who under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be the beneficial owners of those shares of Class B Common Stock:

		Shares of Class B	Percent of RMSLP’s
	Name of	Common Stock	Holdings of Class B
Family Branch	General Partners	Held through RMSLP	Common Stock

Max Ratner	Charles A. Ratner Ronald A. Ratner	9,169,467	48.8%

Albert Ratner	Brian J. Ratner Deborah Ratner Salzberg	4,928,658	26.3%

Samuel H. Miller	Samuel H. Miller	998,206	5.3%

Nathan Shafran	Joan K. Shafran Joseph Shafran	2,580,808	13.7%

Ruth Miller	Abraham Miller	1,101,854	5.9%

Total		18,778,993	100.0%

The following table sets forth the beneficial ownership of shares of Class A and Class B Common Stock as of February 27, 2009 of each director, nominee, and the other Named Executive Officers (as defined on page 32), as well as all directors and executive officers as a group. Except as otherwise noted, each person has had the principal occupation shown for at least the last five years.

			Number of Shares of Common Stock Beneficially Owned
						Class A
						Assuming
			Class A		Percent	Conversion of		Percent	Class B		Percent
		Director	Common		of	Class B by the		of	Common		of
Name	Occupation and Age	Since	Stock(h)(j)		Class(h)	Beneficial Owner(i)(j)		Class(i)	Stock		Class

NOMINEES

(a) Michael P. Esposito, Jr.	Non-Executive Chairman of Primus Guaranty Ltd. (seller of credit protection); Non-Executive Chairman of Syncora Holdings Ltd. (guarantee insurance). Retired in December 2007 as Non-Executive Chairman of XL Capital Ltd. (insurance). Retired Executive Vice President Chief Control Compliance and Administrative Officer, The Chase Manhattan Bank, N.A. (banking). Director of Annuity & Life Ltd. (life reinsurance). Age 69 (c)(d)(e)	1995	145,778	(1)	0.18%	145,778		0.18%	-		-

(a) Joan K. Shafran	Chief Operating Officer, Powell Partners Limited (investments) and Executive Managing Partner, The Berimore Co. (investments). Age 61	1997	313,945	(2)	0.39%	19,106,438	(2)(3)	19.19%	18,792,493	(3)	82.81%

			Number of Shares of Common Stock Beneficially Owned
						Class A
						Assuming
			Class A		Percent	Conversion of		Percent	Class B		Percent
		Director	Common		of	Class B by the		of	Common		of
Name	Occupation and Age	Since	Stock(h)(j)		Class(h)	Beneficial Owner(i)(j)		Class(i)	Stock		Class

NOMINEES

(a) Louis Stokes	Senior Counsel – Attorney-at-Law, Squire, Sanders & Dempsey L.L.P. since 1999 (law) and Former Member of The United States Congress from 1969 to 1999. Age 84 (d)(e)	1999	78,082	(4)	0.10%	78,082		0.10%	-		-

(a) Stan Ross	Chairman of the Board, University of Southern California Lusk Center for Real Estate and Senior Fellow (education), Retired Vice Chairman, Ernst & Young (accounting & consulting) and Certified Public Accountant. Age 73 (c)(d)	1999	80,200	(5)	0.10%	80,200		0.10%	-		-

(b) Albert B. Ratner	Our Co-Chairman of the Board of Directors since June 1995, Vice Chairman of the Board from June 1993 to June 1995, Chief Executive Officer from June 1993 to June 1995 and President prior to July 1993. Age 81 (f)	1960	1,975,404	(6)	2.45%	1,996,145	(6)(7)	2.47%	20,741	(7)	0.09%

(b) Samuel H. Miller	Our Co-Chairman of the Board of Directors since June 1995, Chairman of the Board from June 1993 to June 1995 and Vice Chairman of the Board, Chief Operating Officer prior to June 1993, Treasurer since December 1992. Age 87 (f)	1960	1,068,994	(8)	1.32%	19,847,987	(8)(9)	19.94%	18,778,993	(9)	82.75%

(b) Charles A. Ratner	Our President since June 1993, Chief Executive Officer since June 1995, Chief Operating Officer from June 1993 to June 1995 and Executive Vice President prior to June 1993. Director of American Greetings Corporation (greeting cards) and RPM, Inc. (lubricants). Age 67 (f)	1972	2,426,259	(10)	3.00%	21,205,252	(10)(11)	21.28%	18,778,993	(11)	82.75%

(b) James A. Ratner	Our Executive Vice President since March 1988. Age 64 (f)	1984	3,675,877	(12)	4.55%	3,675,877	(12)(13)	4.55%	-	(13)	-

(b) Jerry V. Jarrett	Retired Chairman and Chief Executive Officer of Ameritrust Corporation (banking). Age 77 (c)(d)	1984	49,800	(14)	0.06%	49,800		0.06%	-		-

			Number of Shares of Common Stock Beneficially Owned
						Class A
						Assuming
			Class A		Percent	Conversion of		Percent	Class B	Percent
		Director	Common		of	Class B by the		of	Common	of
Name	Occupation and Age	Since	Stock(h)(j)		Class(h)	Beneficial Owner(i)(j)		Class(i)	Stock	Class

NOMINEES

(b) Ronald A. Ratner	Our Executive Vice President since March 1988. Age 62 (f)	1985	2,219,929	(15)	2.75%	20,998,922	(15)(16)	21.08%	18,778,993(16)	82.75%

(b) Scott S. Cowen	President, Tulane University (education) since July 1998, Dean and Professor of Weatherhead School of Management, Case Western Reserve University (education) prior to July 1998. Director of JoAnn Stores, Inc. (specialty retailing), Newell Rubbermaid Corporation (consumer products) and American Greetings Corporation (greeting cards). Age 62 (d)(e)	1989	51,454	(17)	0.06%	51,454		0.06%	-	-

(b) Brian J. Ratner	Our Executive Vice President since June 2001. Age 51 (f)	1993	949,377	(18)	1.17%	19,728,370	(18)(19)	19.81%	18,778,993(19)	82.75%

(b) Deborah Ratner Salzberg	President of Forest City Washington, Inc., our subsidiary. Age 55 (f)	1995	749,945	(20)	0.93%	19,528,938	(20)(21)	19.61%	18,778,993(21)	82.75%

(b) Bruce C. Ratner	Our Executive Vice President since November 2006, Chairman and Chief Executive Officer of Forest City Ratner Companies, our subsidiary, since 1987. Age 64 (f)	2007	1,410,612	(22)	1.72%	1,410,612		1.72%	-	-

(b) Deborah L. Harmon	President, Harmon & Co. and Principal, Caravel Fund Management since January 2008, President and Chief Investment Officer of J.E. Robert Companies from 2001 through 2007. Age 49 (d)	2008	3,100	(23)	0.00%	3,100		0.00%	-	-

OTHER NAMED EXECUTIVE OFFICER

Robert G. O’Brien	Our Executive Vice President and Chief Financial Officer from April 2008, Vice President, Finance and Investment from February 2008 to April 2008 and Executive Vice President, Strategy and Investment, of Forest City Rental Properties Corporation, our subsidiary, from October 2000 to January 2008. Age 51 (g)		347,421	(24)	0.43%	347,421		0.43%	-	-

Thomas G. Smith	Our former Executive Vice President from October 2000, Chief Financial Officer from 1985 and Secretary from 1992 until his retirement on April 1, 2008. Age 68		82,213	(25)	0.10%	83,714		0.10%	1,501	0.01%

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (19 in number)			10,899,429	(26)	13.13%	29,717,139	(26)(27)	29.18%	18,817,710(27)	82.92%

(1)	Includes 33,246 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or vesting within 60 days thereafter.

(2)
Includes 113,324 shares of Class A Common Stock held in partnerships in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran has beneficial ownership of 92,004 shares of Class A Common Stock held in trusts and a foundation: 23,076 shares for which she is trustee and has shared power of voting and disposition and 68,928 shares for which she has sole power of voting and disposition.

(3)
Includes 13,500 shares of Class B Common Stock held in a partnership in which Joan K. Shafran has shared power of voting and disposition. Ms. Shafran’s beneficial ownership of the remaining 18,778,993 shares of Class B Common Stock reflects her status as a general partner of RMSLP. See discussion of RMSLP on pages 1-2.

(4)	Includes 2,654 shares of restricted stock and 62,100 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(5)	Represents 1,327 shares of restricted stock and 78,873 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(6)
Albert B. Ratner has beneficial ownership of 1,859,780 shares of Class A Common Stock held in trusts and foundations: 1,237,733 shares for which he is a trustee with shared power of voting and disposition and 622,047 shares for which he has sole power of voting and disposition. Mr. Ratner also has beneficial ownership of 112,664 shares held in trusts for which he is trust advisor and has shared power of voting and disposition.

(7)
Albert B. Ratner has beneficial ownership of 15,740 shares of Class B Common Stock held in a trust for which he is trustee and has sole power of voting and disposition. Does not reflect the following shares of which Albert B. Ratner disclaims beneficial ownership: 5,088,525 shares of Class B Common Stock held in trusts for which he is trustee and 275,112 shares held in trusts for which he is trust advisor, of which 2,453,696 shares are held in the Albert Ratner Family Branch of RMSLP and 2,909,941 shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 1-2.

(8)
Samuel H. Miller has beneficial ownership of 1,062,254 shares of Class A Common Stock held in trusts and a foundation: 848,505 shares for which he has sole power of voting and disposition and 213,749 shares for which he is a trustee with shared power of voting and disposition.

(9)	Samuel H. Miller’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on pages 1-2.

(10)
Charles A. Ratner has beneficial ownership of 2,305,094 shares of Class A Common Stock held in trusts and foundations for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 7,965 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 113,200 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(11)	Charles A. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on pages 1-2.

(12)
James A. Ratner has beneficial ownership of 3,537,130 shares of Class A Common Stock held in trusts and foundations: 3,529,415 shares for which he is trustee and has shared power of voting and disposition and 7,715 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 67,647 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 71,100 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(13)
Does not reflect the following shares of which James A. Ratner disclaims beneficial ownership: 4,611,464 shares of Class B Common Stock held in trusts for which he is trustee and 922,866 shares held in trusts for which he is trust advisor, of which 4,372,170 shares are held in the Max Ratner Family Branch of RMSLP and 1,162,160 shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on pages 1-2.

(14)	Includes 1,327 shares of restricted stock and 31,473 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(15)
Ronald A. Ratner has beneficial ownership of 2,148,829 shares of Class A Common Stock held in trusts: 1,240,534 shares for which he is trustee and has shared power of voting and disposition and 908,295 shares for which he has sole power of voting and disposition. Includes 71,100 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(16)	Ronald A. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on pages 1-2.

(17)	Includes 2,654 shares of restricted stock and 40,500 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(18)
Brian J. Ratner has beneficial ownership of 867,477 shares of Class A Common Stock held in trusts and foundations: 863,127 shares for which he is trustee and has shared power of voting and disposition and 4,350 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 36,800 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 2,650 shares of restricted stock and 42,450 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(19)	Brian J. Ratner’s beneficial ownership of these shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on pages 1-2.

(20)
Deborah Ratner Salzberg has beneficial ownership of 668,615 shares of Class A Common Stock held in trusts and foundations: 20,692 shares for which she is trustee and has shared power of voting and disposition and 647,923 shares for which she has sole power of voting and disposition. Ms. Ratner Salzberg has beneficial ownership of 36,800 shares held in trusts for which she is trust advisor and has shared power of voting and disposition. Includes 2,680 shares of restricted stock and 41,850 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(21)	Deborah Ratner Salzberg’s beneficial ownership of these shares of Class B Common Stock reflects her status as a general partner of RMSLP. See discussion of RMSLP on pages 1-2.

(22)
On February 27, 2009, Bruce C. Ratner and certain individuals and entities affiliated with Bruce C. Ratner held 3,646,755 Class A Common Units (“Units”) in Forest City Master Associates III, LLC that were obtained in a transaction designed to increase Forest City’s ownership interest in 30 properties and service companies that were owned jointly by us and Bruce C. Ratner. See “Transactions With Bruce C. Ratner and His Affiliates” on page 38 for a more detailed description of the transaction. The transaction closed on November 8, 2006. After a one-year lock-up period, (i.e., after November 8, 2007), the Units may be exchanged for an equal number of shares of our Class A Common Stock or, at our option, for cash equal to the then-current market price of our Class A Common Stock. Bruce C. Ratner claims beneficial ownership in 982,452 Units held by him and 428,160 Units held in a trust for which he is trustee. Bruce C. Ratner disclaims beneficial ownership in 2,017,518 Units held in trusts in which he is not trustee and 218,625 Units held directly by others.

(23)	Includes 1,327 shares of restricted stock and 1,773 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(24)	Includes 73,403 shares of restricted stock and 130,500 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter.

(25)	Includes 75,600 shares that were issuable upon the exercise of stock options vested at February 27, 2009.

(26)
These shares of Class A Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 101,267 shares of restricted stock and 844,325 shares that were issuable upon the exercise of stock options vested at February 27, 2009 or that will vest within 60 days thereafter, and 1,410,612 Class A Common Units (see note 22 above).

(27)
These shares of Class B Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Included in this total are 18,778,993 shares of Class B Common Stock that are held by RMSLP. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category.

(a)	Nominated for election by holders of Class A Common Stock.

(b)	Nominated for election by holders of Class B Common Stock.

(c)	Member of the Audit Committee.

(d)	Member of the Compensation Committee.

(e)	Member of the Corporate Governance and Nominating Committee.

(f)	Officer and/or director of various subsidiaries.

(g)	This officer is not a director.

(h)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(i)
Reflects potential conversion of all Class B Common Stock held by the nominee or officer listed to Class A Common Stock. Shares of Class B Common Stock are convertible pursuant to their terms into shares of Class A Common Stock at any time on a one-for-one basis.

(j)	This column includes, if any, Class A stock options that were exercisable on February 27, 2009 or that will be exercisable within 60 days after such date.
We have been advised that the shares owned by RMSLP and otherwise owned by the Families Interests will be voted for the approval of the election of the directors nominated. If such shares are voted for approval, then such vote will be sufficient to elect the nominees voted on by the Class B Common Stock shareholders.
Voting Agreement: On November 8, 2006, we entered into a Voting Agreement with RMSLP, Powell Partners Limited, Joseph Shafran, and Bruce C. Ratner. Pursuant to the terms of the agreement, the Board of Directors appointed Bruce C. Ratner as a Class B director. Additionally, RMSLP, Powell Partners Limited and Joseph Shafran have agreed to vote the shares owned by them for the election of Bruce C. Ratner to the Board of Directors at each meeting of our shareholders. If such shares are voted in accordance with the Voting Agreement, then such vote will be sufficient to elect Bruce C. Ratner as a Class B director. The Voting Agreement will terminate under any of the following three circumstances: (i) Bruce C. Ratner’s death or his physical or mental incapacity that prevents him from performing all duties required of our directors; (ii) Bruce C. Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units in Forest City Master Associates III, LLC (or stock issued upon exchange of the Class A Common Units) while he is employed by us or at least 2.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) if he is no longer employed by us; or (iii) Bruce C. Ratner materially breaches his non-compete agreement with us or any written policy generally applicable to all members of our Board of Directors. See page 38 for further discussion about Forest City Master Associates III, LLC.

Director Compensation
We adopted a new director compensation policy effective February 1, 2008, which is outlined in the following chart. Compensation is paid to nonemployee directors only. Directors who are also our employees receive no additional compensation for service as directors.

Director Compensation Policy	Amount (1)

Annual Board Retainer	$50,000

Annual Stock Award to Independent Directors (2)	$100,000

Annual Retainer to Independent Director Serving as “Presiding Director”	$12,500

Annual Retainer to Committee Chairman for:
Audit Committee	$24,000
Compensation Committee	$16,000
Corporate Governance and Nominating Committee	$12,000

Annual Retainer to Committee Members (other than Chairman) for:
Audit Committee	$12,000
Compensation Committee	$8,000
Corporate Governance and Nominating Committee	$6,000

Other Fees for:	(fees per day)
Attending other formal meetings in their capacity as directors not held on the same day as a board meeting or board committee meeting, such as Executive Committee and strategic planning meetings.	$1,500
Attending special meetings or performing special services in their capacity as members of a board committee, in each case as determined and approved by the applicable committee.	$1,500

Director Stock Ownership Requirement:

Independent directors have up to five years to accumulate ownership of at least 5,000 shares of our stock. The shares may be acquired through direct acquisition, exercise of stock options, vesting of restricted stock or accumulation of phantom stock in their deferred compensation plan.

(1)	We pay annual retainers quarterly.

(2)
Independent directors may choose between stock options and/or restricted stock in 25% multiples. The default selection is a 50%-50% mix if no choice is made. All grants have graded vesting over three years. The number of Class A Common Stock options granted is determined by dividing the amount of award allocated to stock options by the Black-Scholes fair value, and the number of shares of restricted Class A Common Stock is determined by dividing the amount of award allocated to restricted stock by the closing price of the stock on the date of grant.

The Deferred Compensation Plan for Nonemployee Directors permits nonemployee members of the Board of Directors to defer 50% or 100% of their annual board retainer. Directors electing to participate select either a cash investment option or stock investment option for fees deferred during the year. Fees deferred to the stock investment option are deemed to be invested in our Class A Common Stock (the “Phantom Shares”). Dividends earned on Phantom Shares are deemed to be reinvested in more shares. After the participant ceases to be our director, the Phantom Shares accumulated in the participant’s account will be paid out in shares of Class A Common Stock or cash, as elected by the participant. There were 15,505 Phantom Shares accumulated in participants’ accounts as of January 31, 2009. The Plan does not limit the number of shares that can be issued under the stock investment option.
The Corporate Governance and Nominating Committee annually reviews the policy of independent/nonemployee director compensation and stock ownership requirements.

Director Compensation Table
The information presented in the following table is for the year ended January 31, 2009. All other directors not listed are our employees and receive no compensation in their capacity as director.

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1) (2)	($) (1) (3)	($)	($) (4)	($) (5)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Scott S. Cowen	$85,500	$27,779	$111,979	$-	$-	$-	$225,258
Michael P. Esposito, Jr.	$97,000	$-	$127,006	$-	$-	$-	$224,006
Deborah L. Harmon	$43,500	$13,889	$13,891	$-	$-	$-	$71,280
Jerry V. Jarrett	$87,000	$50,001	$77,007	$-	$-	$-	$214,008
Stan Ross	$73,000	$50,001	$77,007	$-	$146	$-	$200,154
Joan K. Shafran(6)	$53,000	$-	$-	$-	$-	$-	$53,000
Louis Stokes	$67,000	$100,003	$26,998	$-	$488	$-	$194,489

(1)
The amounts reported in columns (c) and (d) for each director represent the fair value cost of restricted stock and stock options that were recognized in our financial statements for the year ended January 31, 2009. We recognize costs for financial reporting purposes on a straight-line basis over the vesting period of the equity awards. Beginning with the 2006 awards, cost recognition can be accelerated when the grantee reaches retirement age (as defined in the 1994 Stock Plan) during the nominal vesting period. Costs were accelerated for Directors Esposito, Jarrett, Ross and Stokes.

(2)
During the year ended January 31, 2009, we granted restricted stock having a grant-date fair value of $37.68 as follows: Cowen, 2,654 shares; Harmon, 1,327 shares; Jarrett, 1,327 shares; Ross, 1,327 shares and Stokes, 2,654 shares, which amounts also represent the aggregate shares outstanding at year end.

(3)
The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Footnote O, “Stock-Based Compensation,” to our consolidated financial statements for the year ended January 31, 2009, which are included in our Annual Report on Form 10-K filed with the SEC on March 30, 2009. During the year ended January 31, 2009, we granted stock options, having a grant-date fair value of $9.40 per share, as follows: Esposito, 10,637 options; Harmon, 5,319 options; Jarrett, 5,319 options and Ross, 5,319 options. The options have an exercise price of $37.68, which was the closing market price of the underlying stock on the date of grant. The aggregate number of stock options outstanding at January 31, 2009 was as follows: Cowen, 54,000 options; Esposito, 53,837 options; Harmon, 5,319 options; Jarrett, 48,519 options; Ross, 95,919 options; and Stokes, 75,600 options.

(4)
The amount reported in column (f) represents the amount of above-market earnings on the director’s nonqualified deferred compensation balances. We computed the amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

(5)
Column (g) does not include our incremental cost for the use of our airplane by directors for attending board of directors meetings and committee meetings because such use is deemed to be a business expense. The total incremental cost of airplane usage by all directors amounted to $81,302 for the year ended January 31, 2009.

(6)	Joan K. Shafran is a nonemployee director, but is not an independent director.

Principal Security Holders
Unless otherwise indicated, the following table sets forth the security ownership as of February 27, 2009 of all other persons who beneficially own 5% or more of our Common Stock.

	Number of Shares of Common Stock Beneficially Owned
				Class A
				Assuming
	Class A			Conversion of			Class B
	Common		Percent	Class B by the		Percent	Common		Percent
Name and Address	Stock(a)		of Class(a)	Beneficial Owner(b)		of Class(b)	Stock		of Class

Third Avenue Management LLC	23,918,093	(1)	29.62%	23,943,893	(1)	29.64%	25,800	(1)	0.11%
622 Third Avenue, 32nd Floor New York, NY 10017

Morgan Stanley & Co. Incorporated	8,739,453	(2)	10.82%	8,739,453	(2)	10.82%		-	0.00%
1585 Broadway New York, NY 10036

Wellington Management Company, LLP	6,250,800	(3)	7.74%	6,250,800	(3)	7.74%		-	0.00%
75 State Street Boston, MA 02109

Barclays Global Investors, NA.	4,232,291	(4)	5.24%	4,232,291	(4)	5.24%		-	0.00%
400 Howard Street San Francisco, CA 94105

Columbia Wanger Asset Management, L.P.		-	0.00%	1,158,000	(5)	1.41%	1,158,000	(5)	5.10%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Joseph Shafran	473,291	(6)	0.59%	19,265,784	(6)	19.35%	18,792,493	(6)	82.81%
Paran Management Company, Ltd. 2720 Van Aken Boulevard, Suite 200 Cleveland, OH 44120

Abraham Miller	108,754	(7)	0.13%	18,887,747	(7)	18.98%	18,778,993	(7)	82.75%
Graffiti, Inc. 3111 Carnegie Avenue Cleveland, OH 44115

Ratner, Miller & Shafran Family Interests (see page 1)	11,833,273	(8)	14.59%	30,720,457	(8)	30.72%	18,887,184	(8)	83.22%
Terminal Tower 50 Public Square, Suite 1600 Cleveland, OH 44113
(1)
Third Avenue Management LLC (“TAM”), a Delaware limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. TAM has sole power of voting for 23,511,354 shares and sole power of disposition of 23,918,093 shares of Class A Common Stock. Various other Third Avenue investment companies registered under the Investment Company Act of 1940 have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. Various separately-managed accounts for whom TAM acts as investment advisor have the right to receive dividends and sales proceeds from certain of the shares reported by TAM. The number of shares of Class A Common Stock beneficially owned represent shares beneficially owned at December 31, 2008 as disclosed in Schedule 13G filed with the SEC by the Principal Security Holder. The number of shares of Class B Common Stock beneficially owned represent shares beneficially owned at December 31, 2008 as disclosed in a Questionnaire for 5% Beneficial Owners provided to us by the Principal Security Holder.

(2)
The securities being reported upon by Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as a parent holding company, are owned or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Morgan Stanley Investment Management Inc. is a wholly owned subsidiary of Morgan Stanley. Morgan Stanley has sole voting power of 4,882,416 shares of Class A Common Stock, shared voting power of 495 shares of Class A Common Stock and sole dispositive power of 8,739,453 shares of Class A Common Stock. Morgan Stanley Investment Management Inc. has sole voting power of 3,812,949 shares of Class A Common Stock, shared voting power of 495 shares of Class A Common Stock and sole dispositive power of 6,977,239 shares of Class A Common Stock which are included in Morgan Stanley’s totals. The number of shares of Class A Common Stock beneficially owned represent shares beneficially owned at December 31, 2008 as disclosed in Schedule 13G filed with the SEC by the Principal Security Holder.

(3)
Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 has shared voting power of 4,871,511 shares of Class A Common Stock and shared dispositive power of 6,250,800 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represent shares beneficially owned at December 31, 2008 as disclosed in Schedule 13G filed with the SEC by the Principal Security Holder.

(4)
Barclays Global Investors, NA., and its affiliates, Barclays Global Fund Advisors; Barclays Global Investors, LTD; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, have sole voting power of 3,802,447 shares of Class A Common Stock and sole dispositive power of 4,232,291 shares of Class A Common Stock. The number of shares of Class A Common Stock beneficially owned represent shares beneficially owned at December 31, 2008 as disclosed in Schedule 13G filed with the SEC by the Principal Security Holder.

(5)
Columbia Wanger Asset Management, L.P., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and Columbia Acorn Trust have shared voting and dispositive power of 1,158,000 shares of Class B Common Stock. The number of shares of Class B Common Stock beneficially owned represent shares beneficially owned at December 31, 2008 as disclosed in Schedule 13G filed with the SEC by the Principal Security Holder.

(6)
Joseph Shafran is the brother of Joan K. Shafran, Director. Mr. Shafran has beneficial ownership of 111,574 shares of Class A Common Stock held in two partnerships in which he has shared power of voting and disposition. Mr. Shafran has beneficial ownership of 45,388 shares of Class A Common Stock held in trusts and a foundation: 32,119 shares for which he is a trustee with shared power of voting and disposition and 13,269 shares for which he has sole power of voting and disposition. Included in the Class B Common Stock are 13,500 shares held in a partnership in which Joseph Shafran has shared power of voting and disposition. Joseph Shafran’s beneficial ownership of the remaining 18,778,993 shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP under “Election of Directors” on pages 1-2.

(7)
Abraham Miller is the son of Samuel H. Miller, Co-Chairman of the Board of Directors and Treasurer. Abraham Miller has beneficial ownership of 108,754 shares of Class A Common Stock held in trusts: 7,000 shares for which he is a trustee with shared power of voting and disposition and 101,754 shares for which he has sole power of voting and disposition. Abraham Miller’s beneficial ownership of the Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP under “Election of Directors” on pages 1-2.

(8)
The Ratner, Miller and Shafran families have an ownership interest in the Company as reflected in the Principal Security Holders table. These securities are beneficially owned by members of these families either individually or through a series of trusts, foundations and custodianships. Of the shares of Class B Common Stock listed, RMSLP owns 18,778,993 shares, which represent 82.75% of the Class B Common Stock outstanding at February 27, 2009.

Certain members of the Ratner, Miller and Shafran families have been nominated for election to serve on our Board of Directors. (See information regarding nominees and directors previously disclosed for further information regarding the beneficial ownership of Common Stock by these individuals).

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the principal security holder listed to Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at anytime on a one-for-one basis.

Corporate Governance
We are managed by our senior management under the direction of the Board of Directors. The Board operates within a comprehensive plan of corporate governance and has adopted, and periodically reviews, policies and procedures to guide it in the discharge of its oversight responsibilities. Those policies and procedures are summarized in this section. Copies of the Corporate Governance Guidelines adopted by our Board, its committee charters, the Forest City Enterprises, Inc. Amended and Restated Code of Legal and Ethical Conduct (“Code of Legal and Ethical Conduct”) and other relevant information are set forth or explained in greater detail on our website at www.forestcity.net. References to our website are for your convenience; however, the information contained on our website is not incorporated into this proxy statement or any other report we file with the SEC.
If you prefer, we will send you copies of any of these materials upon written request directed to:
Geralyn M. Presti, General Counsel and Secretary
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113
geripresti@forestcity.net

We regularly review our corporate governance policies and practices. The Board also routinely compares our corporate governance policies and practices to those suggested by various groups or authorities active in corporate governance, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of the New York Stock Exchange. These reviews specifically focus on the following areas of corporate governance:
•	our Corporate Governance Guidelines in general;

•	our current Board composition and compensation;

•	our Board and Board committee operation and charters;

•	certain procedures relating to our Code of Legal and Ethical Conduct;

•	our director nomination process;

•	our shareholder communications process; and

•	director continuing education.
We expect to adopt further changes in the future that the Board believes are the best corporate governance policies and practices for it.
Corporate Governance Guidelines
The Board of Directors believes in establishing a corporate culture of accountability, responsibility and ethical behavior through the careful selection and evaluation of senior management and members of the Board of Directors and by carrying out the responsibilities of the Board of Directors with honesty and integrity. Our Corporate Governance and Nominating Committee performed its annual review of our Corporate Governance Guidelines and did not recommend any substantive changes. Our Corporate Governance Guidelines, among other things, provide for Audit, Compensation and Corporate Governance and Nominating Committees; all members of the Audit Committee to be independent directors; regular sessions of independent directors; an annual self-assessment process for the Board and its committees; succession planning; new director orientation; and continuing director education. These guidelines, as amended, largely document practices and principles already in place at the Board level and are available on our website at www.forestcity.net.
Independence Determinations
We are considered a “controlled company” under the NYSE corporate governance rules because, as of February 27, 2009, the Family Interests controlled 11,833,273 Class A votes and 188,871,840 Class B votes for an aggregate voting percentage of 65.2%. See “Election of Directors” on pages 1-2 for a description of the Family Interests. As a result of our controlled company status, we are not required to have a majority of the Board of Directors composed of independent directors. The Board has determined that all members of our Compensation Committee, Corporate Governance and Nominating Committee and Audit Committee are independent.
The Board has unanimously determined that Messrs. Cowen, Esposito, Jarrett, Ross and Stokes and Ms. Harmon are neither affiliated persons of ours, nor do they have any material relationship with us (other than their role as our director) and, therefore, qualify as independent directors within the meaning of all applicable laws and regulations, including the enhanced independence standards for the NYSE.
The enhanced independence standards of the NYSE discussed by the Corporate Governance and Nominating Committee in their review of director independence status are as follows:
A.
No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. We will identify which directors are independent and disclose these affirmative determinations.

B.	No director can be independent if the director is, or has been within the last three years, our employee.

C.	No director can be independent whose immediate family member is or has been an executive officer of ours within the last three years.

D.
No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than (a) director and committee fees, (b) compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer, (c) compensation received by an immediate family member for service as our employee (other than an executive officer), and (d) pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

E.	No director can be independent if:
•	the director is our internal auditor or a current partner or employee of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current partner of our independent registered public accounting firm;

•	the director has an immediate family member who is our internal auditor or a current employee of our independent registered public accounting firm and personally works on our audit; or

•
the director or an immediate family member was within the last three years (but is no longer) our internal auditor or a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

F.
No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee.

G.
No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

In making these independence determinations, the Board considered all of the factors that automatically compromise director independence as specified in the respective independence standards of the SEC and the NYSE, including but not limited to charitable contributions to any charitable organization in which such director serves as a trustee or director, and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond those factors that automatically compromise director independence existed between either us and/or our management and/or any of their respective affiliates or family members or otherwise between each director or any family member of such director or any entity with which director or family member of such director was employed or otherwise affiliated. For those directors for whom the Board determined there was a relationship, with respect to each of the most recent three completed fiscal years, the Board evaluated the following:
•
Payments made to companies where Messrs. Esposito and Stokes were or are affiliated or employed and determined that the amount of such payments in each fiscal year was below the limits set forth in our independence standards; and

•
Charitable contributions to various organizations where Messrs. Cowen, Ross, Stokes or Jarrett serve or served as a director or trustee and determined that the amount of the contribution to any organization in each fiscal year was below the limits set forth in our independence standards.

The Board definitively determined for those directors identified as independent above that any relationship that existed was not material and did not compromise that director’s independence from management. Accordingly, all of these directors are independent under SEC and NYSE requirements, as well as our own Corporate Governance Guidelines.
Communications with the Board
We have established procedures to permit confidential and anonymous (if desired) submissions to the Presiding Director (the chairman of the Corporate Governance and Nominating Committee) regarding concerns about our conduct. Interested parties may make their concerns about us known to the independent or non-management directors by directly mailing Scott S. Cowen, the Presiding Director, a statement of concerns marked “Confidential” and addressed as follows:
Mr. Scott S. Cowen, Presiding Director
c/o General Counsel
“Confidential”
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

Code of Legal and Ethical Conduct
We require that all directors, officers and employees adhere to our Code of Legal and Ethical Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Legal and Ethical Conduct requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. We require management personnel and newly hired employees to acknowledge receipt and compliance with the Code of Legal and Ethical Conduct and annually distribute the Code of Legal and Ethical Conduct to all employees to request their review and written acknowledgment of compliance. In addition, those with supervisory duties are also required to acknowledge their responsibility for both informing and monitoring compliance with the Code of Legal and Ethical Conduct on the part of employees under their supervision.
The Board adopted a Senior Financial Officers Code of Ethical Conduct as an addendum to the Code of Legal and Ethical Conduct. The Senior Financial Officers Code of Ethical Conduct formalizes the general standards of honesty, integrity and judgment that we expect of all senior financial officers. We require all senior financial officers to acknowledge receipt of and compliance with the Code of Ethical Conduct annually.
The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have implemented an anonymous hotline monitored by an external, third-party firm. Our Audit Committee has adopted a policy statement entitled “Employee Complaint Procedures for Accounting and Auditing Matters” establishing procedures to investigate complaints.
Meetings and Committees of the Board of Directors
The Board
Our Board consists of six independent members and nine members of the Ratner, Miller and Shafran families, including eight members of management and one non-management family member. Biographical information and information about the Board committees on which our directors serve are set forth in “Election of Directors” on pages 1-6 of this proxy statement.
During the year ended January 31, 2009, our Board of Directors held four regular meetings and two special meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and those committees on which each independent director served. Our policy with respect to attendance by directors at the annual meeting of shareholders is that attendance is required when the annual meeting of shareholders coincides with a Board of Directors meeting. The exception to this attendance requirement is when the two meetings are not consecutively scheduled. All fifteen directors attended our 2008 annual meeting of shareholders.
The independent members of the Board meet in an executive session following each regularly scheduled Board meeting. The independent directors also meet annually with Joan K. Shafran, the only other non-management director, in an executive session. Scott S. Cowen, as the Chairman of the Corporate Governance and Nominating Committee, serves as Presiding Director of all of these sessions.
Committees of the Board
The Board’s policy is to conduct its specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic oversight and matters that by law or good business practice require the attention of the full Board. Our Board has established three standing committees, functioning in the following areas:
•	audit and financial reporting;

•	management compensation; and

•	nominations, corporate governance and succession planning.
Each of the standing committees operates under a written charter approved by the Board following review and recommendation by the Corporate Governance and Nominating Committee. The committee charters for each of the standing committees can be viewed on our website at www.forestcity.net. Each Board committee is authorized to retain outside advisors.
In addition to the three standing committees mentioned above, the Board established a special ad hoc Strategic Planning Committee in December 2008 with Michael P. Esposito, Jr. as its sole member. The purpose of the Strategic Planning Committee is to assist management in evaluating certain operational procedures and strategic alternatives being considered by us.

Audit Committee: Our Audit Committee is composed of three nonemployee, independent directors: Michael P. Esposito, Jr., the chairman, Jerry V. Jarrett and Stan Ross. All of the Audit Committee members are “financially literate” in accordance with the requirements of the NYSE. The Board has determined that Michael P. Esposito, Jr. qualifies as an audit committee “financial expert” in accordance with the requirements of Section 407 of the Sarbanes-Oxley Act of 2002 and the SEC rules implementing that section. The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the following:
•	the integrity of our financial statements, including our system of internal controls, accounting controls and disclosure controls;

•	our compliance with legal, ethical and regulatory requirements including, but not limited to, the requirements of the Sarbanes-Oxley Act of 2002;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of the independent registered public accounting firm and our internal audit function; and

•	production of the Audit Committee’s report, made pursuant to the Securities Exchange Act of 1934, to be included in the proxy statement relating to our annual meeting of shareholders.
The Audit Committee meets with the independent registered public accounting firm on a quarterly basis and periodically as deemed necessary. In addition, the Audit Committee has created a policy for “Employee Complaint Procedures for Accounting and Auditing Matters,” which establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
Our shareholders will have the opportunity to ratify the appointment of our independent registered public accounting firm at our 2009 annual meeting (see Ratification of Independent Registered Public Accounting Firm on page 40). Although this ratification is not required by law, the Board believes that shareholders should have an opportunity to express their views on the subject.
The Audit Committee met eight times during the year ended January 31, 2009.
A copy of the Audit Committee Report is included in this proxy statement on pages 39-40. The Audit Committee charter, as amended, is available on our website at www.forestcity.net.
Compensation Committee: Our Compensation Committee is composed of six nonemployee, independent directors: Jerry V. Jarrett, the chairman, Scott S. Cowen, Michael P. Esposito, Jr., Stan Ross, Louis Stokes and Deborah L. Harmon. The Compensation Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to compensation matters by:
•	establishing and administering compensation of our executive officers and senior management;

•	reviewing, at least annually, the goals, objectives and policies of our executive compensation plans;

•	reviewing, at least annually, the succession plan for the Company and our senior executives;

•
reviewing the total compensation for the Chief Financial Officer and the other most highly compensated individuals included in the Summary Compensation Table on page 32 as well as certain senior executive officers of important business units and subsidiaries in light of the executive compensation goals and objectives;

•	administering our stock option or other equity incentive plans and approving all equity incentive awards for our executive officers; and

•
in accordance with federal securities laws, reviewing the Compensation Discussion & Analysis prepared by our management and recommending the inclusion of such disclosure in the proxy statement relating to our annual meeting of shareholders.

The committee also annually evaluates the performance of our Chief Executive Officer based on objective and subjective criteria, including an assessment of business performance, accomplishment of long-term strategic objectives, and management development. For a description of the committee’s policies and procedures for the consideration and determination of executive compensation, see the Compensation Discussion & Analysis – Oversight of the Executive Compensation Program on pages 17-18.

The Compensation Committee met five times during the year ended January 31, 2009.
A copy of the Compensation Committee Report is included in this proxy statement on page 27. The Compensation Committee charter, as amended, is available on our website at www.forestcity.net.
Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee is composed of three nonemployee, independent directors: Scott S. Cowen, the chairman, Louis Stokes and Michael P. Esposito, Jr. The Corporate Governance and Nominating Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to corporate governance matters, including the composition of the Board. As part of its responsibilities, the committee considers and makes recommendations to the full Board with respect to the following matters:
•	identifying individuals qualified to become Board members and the director nominees for the next annual meeting of shareholders;

•	director nominees for each committee;

•	our organizational and governance structure, including developing and recommending to the Board the Corporate Governance Guidelines applicable to us;

•	our Code of Legal and Ethical Conduct;

•	appropriate procedures for the succession planning for our senior executive officer positions;

•	appropriate procedures to evaluate the performance of our Chief Executive Officer;

•	evaluation of the Board and its committees;

•	nonemployee Board member compensation and stock ownership requirements;

•	our strategic plan;

•	determination of which members of senior management qualify as officers subject to Section 16 of the Securities Exchange Act of 1934;

•	related party transactions; and

•	the Audit Committee “financial expert” and the “financial literacy” of the Audit Committee members.
The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. The Corporate Governance and Nominating Committee may consider candidates recommended by shareholders, as well as from other sources, such as current directors or officers, professional search firms or other appropriate sources. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors, and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.
Third party consultants may be retained from time to time to identify potential candidates, but any such retention will be made directly by the Corporate Governance and Nominating Committee. If retained, third party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the committee in accordance with criteria furnished by the committee. On occasion, at the request of the chairperson of the committee, third party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the committee.
Our Corporate Governance Guidelines contain Board membership criteria that apply to the Corporate Governance and Nominating Committee’s recommended nominees for a position on our Board of Directors. Under these criteria, members of the Board shall demonstrate the qualities of integrity and high ethical standards, have the ability to communicate clearly and persuasively, express opinions, raise questions and make informed, independent judgments. A director shall possess knowledge, experience and skills in a minimum of one specialty area, such as: knowledge of the real estate industry (development, management, operations, marketing, competition, etc.); accounting and finance; corporate management; and international, legal or governmental expertise. Other qualifications include diversity in gender, ethnic background, geographic origin or personal and professional experience. The willingness and ability to work with other members of our Board of Directors in an open and constructive manner and the ability to devote sufficient time to prepare for and attend Board meetings are required. Service on other boards of public companies should be limited to no more than three or four, subject to the Board of Directors’ review.
To submit a recommendation of a director candidate to the Corporate Governance and Nominating Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance and Nominating Committee, at the address shown on page 12:
•	the name, age, business address and residence of the person recommended as a director candidate;

•	the principal occupation or employment of the person;

•
any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the name and record address of the nominating shareholder;

•	the number of shares and class of common stock beneficially owned, for at least one year, by the nominating shareholder; and

•	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
In order for a director candidate to be considered for nomination at our annual meeting of shareholders, the recommendation must be received by the Corporate Governance and Nominating Committee at least 90 calendar days prior to the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.
The Corporate Governance and Nominating Committee met four times during the year ended January 31, 2009.
The Corporate Governance and Nominating Committee charter, as amended, is available on our website at www.forestcity.net.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent directors. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries, and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.
Compensation Discussion & Analysis
Introduction
Our real estate company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. We were founded in 1920 and have been publicly-traded since 1960. Headquartered in Cleveland, Ohio, we have offices throughout the U.S. and in London, England. As of January 31, 2009 we had approximately $11.4 billion in consolidated assets, 3,200 employees, annual revenues of $1.3 billion, and an equity market capitalization of $700 million.

We attribute much of our long-term success to our highly talented and experienced employees and our core values: integrity and openness in dealings with all stakeholders; creativity and an entrepreneurial spirit; teamwork; diversity and community involvement; sustainability; and long-term value creation through a high-performance culture. Our executive compensation program is intended to support these values, reinforce our culture and drive long-term growth and value creation. The following discussion summarizes our executive compensation program’s key objectives and primary components.

We designed our executive compensation program to meet the needs of our Company, our shareholders and our employees, and with the intent of achieving the following key objectives:
• To focus senior management on key business objectives as reflected in our annual business plan and long-term strategic plan that support our ultimate objective of maximizing shareholder value.
• To attract and retain highly talented employees to lead our continued growth and success and to reward them for their contributions toward that success.
• To reinforce our core values by providing for fair and competitive pay that is aligned with performance.

In order to achieve these objectives, our executive compensation program includes the following primary components:
• Competitive base salaries reflective of each executive’s responsibility level and individual performance over time.	• Performance-based annual incentives that are tied to the attainment of specified business objectives at the corporate, business unit, and/or individual levels.
• Long-term incentives linked to strategic goals and long-term shareholder value creation.	• Benefits that meet the needs of our employees and their families at a reasonable shared cost.

Each of these pay components is described in more detail later in this document.
Oversight of the Executive Compensation Program
The Compensation Committee (“Committee”) of the Board of Directors administers our executive compensation program. The current members of the Committee are Jerry V. Jarrett (Chairman), Scott S. Cowen, Michael P. Esposito, Jr., Deborah L. Harmon, Stan Ross, and Louis Stokes. All members of the Committee are outside directors as defined under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), are non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and qualify as independent directors under the NYSE listing standards.
In reviewing and designing the various components of our executive compensation program, the Committee periodically draws upon the expertise of our Chief Executive Officer and Executive Vice President, Human Resources who typically attend the Committee meetings. Our CEO provides advice and counsel to the Committee regarding alignment of performance measures under our annual Executive Short-Term Incentive Plan (“STIP”) and our Executive Long-Term Incentive Plan (“LTIP”), may discuss the performance of key executives who report to him in the determination of the individual component of awards as well as any merit increases or pay adjustments, offers guidance and recommendations on succession and management planning activities and discusses the impact of design of our incentive programs (including equity awards) on our ability to attract, motivate and retain key personnel. Our EVP, Human Resources provides information pertaining to our compensation programs and in connection with succession planning reviews. Our Chief Financial Officer, who attends meetings as requested, periodically provides an accounting and analysis of the financial results of performance measures under the STIP and LTIP. The Committee meets in executive session when discussing the compensation of the CEO.
The Committee has the authority to retain, terminate, and approve fees for any compensation consultant used to assist in the evaluation of compensation for executive officers and other senior management employees. It may also obtain advice and assistance from internal or external legal, accounting, or other advisors.

During 2007 and 2008, the Committee retained Mercer Human Resources Consulting (“Mercer”), an independent consulting firm, to conduct a comprehensive review of our executive compensation program that included: a pay analysis of executive officers and other management employees; a review of the annual and long-term incentive compensation plans with recommendations on design modifications; and a meeting with management and the Committee to review findings and recommendations as well as competitive trends and regulatory developments impacting executive compensation. The Committee periodically obtains ongoing guidance and information from various sources including Mercer.
Our management is responsible for the preparation of this Compensation Discussion & Analysis.
Executive Summary of changes made to our compensation program in 2008
The following summarizes the major changes taken with respect to our executive compensation program during 2008. Further discussion of each change is provided throughout this Compensation Discussion & Analysis:
•
The Committee approved increases in the award opportunity targets for certain Named Executive Officers and other senior executives and managers under the annual and long-term incentive plans. These changes were the result of a review by Mercer of survey data and peer group proxy information in late 2007 and early 2008.

•
For the 2008 performance period, the Committee approved a change in one of the performance measures used to determine awards earned under our annual and long-term incentive plans. Previously, the Committee had used a target Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”) amount. We changed this to EBDT per share. The new measure was adopted to adjust for changes in shares outstanding and to better align the programs with internal reporting measures and strategic goals.

•
Consistent with our long-term pay for performance philosophy, the Committee provided certain Named Executive Officers and other senior executives with a performance share grant opportunity that only vests upon the achievement of certain performance criteria over a multi-year time period. This followed Committee and Board approval of changes to the Forest City Enterprises, Inc. 1994 Stock Plan (as amended and restated as of June 19, 2008), (“Stock Plan”) that were subsequently approved by shareholders.

•
In February 2008, our Nonqualified Supplemental Retirement Plan was closed to new participants. Additionally, we discontinued annual discretionary contributions under this Plan made on behalf of participating executives following the 2007 annual contribution made in early 2008. This decision supports management’s desire to use these resources in the future toward plans benefiting a greater number of our employees.

•
Our annual and long-term incentive programs and our Stock Plan were amended and restated effective June 19, 2008 to allow for certain forms of compensation paid under these Plans to qualify as performance-based under Section 162(m) and allow for enhanced corporate tax deductibility of any amounts earned.

Executive Compensation Core Principles
A set of core principles guide the development and use by the Committee of specific compensation elements, as outlined below:
•
Our executive compensation program should reinforce key business objectives and our core values: Performance goals under the STIP and the LTIP are directly linked to our annual business plan and strategic plans, with an emphasis on long-term shareholder value creation.

•
Pay should be aligned with performance: Our executive compensation program emphasizes variable “at risk” incentive pay tied to challenging performance goals, with no awards earned for results below a designated threshold level. Senior executives and managers can earn significant incentive awards when outstanding Company, business unit and/or individual performance results are achieved and little or no awards when performance is below the target level. Performance is measured relative to the annual business plan and long-term strategic plan.

•
A majority of pay for top executives should be performance contingent: Our executive compensation program promotes a pay for performance orientation, consistent with our high-performance culture, through the emphasis on incentive compensation. We provide incentive award opportunities, expressed as a percent of base salary, to our Named Executive Officers (as defined on page 32). The STIP promotes a combination of individual accountability and teamwork through the use of business unit and corporate performance goals for Named Executive Officers as outlined below in the “Components of the Executive Compensation Program” section beginning on page 20. Awards under the cash-based portion of the LTIP are based on corporate and/or business unit performance goals, and are only earned if performance targets are met. Stock option awards under the LTIP will only have value if our stock price appreciates between the time of grant and the time of exercise. Similarly, performance share awards will only be earned if certain performance goals are met. Actual pay levels will vary with our performance results. Albert B. Ratner and Samuel H. Miller, our Co-Chairmen, and Bruce C. Ratner, the Chairman and CEO of Forest City Ratner Companies, one of our subsidiaries, do not participate in the STIP or the LTIP due to their roles as Chairmen, but are eligible for a discretionary bonus opportunity.

The Committee has discretion to determine the incentive amounts paid under the STIP and the LTIP in the event of extraordinary or unusual circumstances that are separate and apart from normal economic cycles. The Committee did not exercise this discretion in 2008.

•
Incentive compensation should be tied to short-term and long-term performance: Our executive compensation program seeks to link incentive pay to performance over multiple time frames. Annual incentives under the STIP reward short-term performance in support of our annual business plan. Long-term incentives include the cash component of the LTIP that reflects performance over a period of up to four years (generally consistent with our strategic planning cycle), and equity components (currently stock options, restricted stock awards and/or performance share grants), which reward long-term shareholder value creation.

•
Long-term incentives are emphasized to align executive and shareholder interests: Our executive compensation program places greater emphasis on long-term incentives as compared with annual incentives, to focus senior management on long-term strategic goals and shareholder value creation. Performance measures for the cash component of the LTIP currently include EBDT per share and our internal measure of value creation at the individual property and overall portfolio level, which is defined as the change in net asset value plus or minus net cash flow (“Total Return”) achieved over a multi-year period. We currently use a combination of equity-based and cash-based long-term award vehicles to minimize potential shareholder dilution resulting from the sole use of equity plans.

•
Total compensation should be fair and competitive: We operate in a highly competitive industry and must ensure that our executive pay program allows us to attract and retain senior management talent for continued growth and success. The Committee engaged Mercer in 2007 and 2008 to assess pay competitiveness for senior executives and managers. Pay levels are also periodically reviewed to determine if they are internally equitable.

•
Incentive compensation design should be simple and clearly understood by executive participants: For the 2008 performance cycle, we used the same two primary performance measures, EBDT per share and Total Return, under the STIP and the LTIP. We subsequently changed from Total Return to a liquidity-based measure for the 2009 performance cycle as outlined on page 21. We also provide annual notification to participants of performance goals and corresponding award opportunities for the incentive compensation plans.

•
Our executive compensation program should not encourage the taking of excessive risks that could be detrimental to the interests of our shareholders: Our use of annual and long-term incentives, the award of different types of equity compensation and the use of different performance measures do not encourage our senior management to take unreasonable risks relating to our business. Overall, the Committee does not believe that any aspect of our executive compensation program encourages the Named Executive Officers to take unnecessary and excessive risks.

Target Executive Officer Pay Levels and Relevant Employment Market
We use targeted pay levels to reinforce core principles and key objectives under our executive compensation program. Assuming at goal performance the targets relative to the market are as follows:

		Total Annual Cash	Long-Term
Base Salary	Annual Incentives	Compensation	Incentives	Total Direct Compensation
(A)	(B)	(A + B)	(C)	(A + B + C)
Slightly above market medians	At market medians	Slightly above market medians	Above market medians	Above market medians

Base salaries and annual incentives are targeted competitively to attract talented and experienced employees. Long-term incentives are targeted above the market median, reinforcing our focus on challenging long-term strategic goals and shareholder value creation and to facilitate the attraction and retention of talented senior executives and managers.
Due to the emphasis on performance-based incentive compensation, actual pay can be above or below targeted levels based on our actual versus planned performance results and level of stock price appreciation. For example, total direct compensation may be at or above the market 75th percentile when we achieve superior performance results, or well below the market median when goals are not met.

Relevant Employment Market for Executive Officers: The relevant employment market for executives is national and includes diversified real estate organizations, including publicly-traded and privately-held companies, with equity market capitalizations and/or total assets comparable to ours. Because we operate in 27 states and the District of Columbia, including several high cost of living locations such as New York and California, we consider geographic pay differentials when establishing base salaries for senior executives and managers, as applicable.
In assessing pay competitiveness for senior management, we review published compensation surveys for the real estate industry (reflecting data for both public and private companies), including: the CEL & Associates, Inc. Compensation Survey, the National Association of Real Estate Investment Trusts Compensation Survey, the National Multi-Housing Council’s National Apartment Survey and Mercer’s Real Estate Compensation Survey and U.S. Benchmark Database. In addition, Mercer periodically reviews proxy-statement pay data for a designated group of publicly-traded industry peers as referenced below.
We periodically review the companies in our peer group for their similarity in sales, asset size and/or market capitalization. Given that we have diversified real estate holdings, we give significant consideration to ensure the peer companies chosen represent a cross-section of the industry including land as well as retail, office and residential development and management companies. Peer group companies in the most recent review consisted of: AMB Property Corporation, Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Properties Corporation, CBL & Associates Properties, Inc., Cousins Properties, Incorporated, Developers Diversified Realty Corporation, Duke Realty Corporation, Equity Residential, General Growth Properties, Inc., Kimco Realty Corporation, Liberty Property Trust, Macerich Company, Simon Property Group, Inc., SL Green Realty Corp., St. Joe Company, Taubman Centers, Inc., UDR, Inc. and Vornado Realty Trust.
Components of the Executive Compensation Program
The table below provides a high level overview of the four primary components within our executive compensation program, followed by a more detailed description for each component.

Element	Key Objectives	Paid in	Performance Linkage
Base Salary	Provide fixed income stream based on level of responsibility, experience and individual performance	Cash	Partially linked (merit increases tied to performance)
Annual Incentives	Align pay with achievement of short-term performance goals in support of annual business plan	Cash	Highly linked
Long-Term Incentives	Align pay with achievement of longer-term strategic goals and shareholder value creation, enhance retention of senior management, facilitate stock ownership	Equity-Linked Incentive Compensation • Stock Options • Performance Shares • Restricted Stock Cash	Highly linked
Benefits & Perquisites	Provide for employee health, welfare and retirement needs	Health Care Life and Disability Retirement Plans	Minimally or not linked

Base Salary: Base salary provides employees with a steady income stream reflective of their level of responsibility, experience, individual performance and contributions to our overall success. It also impacts annual and long-term incentive award opportunities that are expressed as a percentage of base salary.
Base salaries are targeted competitively and may be adjusted for senior executives and management within certain high cost of living locations (such as New York and California) to reflect geographic pay differentials. We do not apply geographic pay differentials to targeted pay levels for employees within our Cleveland headquarters, or Named Executive Officers. Actual salaries may be above or below the targeted level, based on each executive’s level of experience and performance.
In determining base salary levels for other executive officers, the Committee considers:
•	Pay practices of comparable real estate organizations;

•	CEO recommendations for our other executive officers; and

•	Their assessment of each executive’s contributions towards our success.

As discussed earlier, we set pay levels for our senior executives and managers using external market data and also take into account internal equity considerations. Consistent with their employment agreements, base salary amounts for certain Named Executive Officers in 2008 were unchanged from the previous fiscal year end as follows: Charles A. Ratner, $500,000; James A. Ratner, $450,000; Ronald A. Ratner, $450,000; Albert B. Ratner, $475,000; Samuel H. Miller, $425,000 and Bruce C. Ratner, $450,000. Thomas G. Smith’s salary, which was not determined by an employment agreement, remained at $425,000 through the effective date of his retirement, April 1, 2008. Robert G. O’Brien’s salary, which is also not determined by an employment agreement, was adjusted to $475,000 to reflect his new responsibilities as Executive Vice President and CFO, effective April 1, 2008. In addition, the previous fiscal year contained an extra pay period due to the calendar and our two-week pay cycles. As a result, Robert G. O’Brien’s base salary earnings as shown in the Summary Compensation Table are higher than $475,000 for the past year. All other Named Executive Officers whose salaries are determined based on an employment contract, were not affected by the additional pay period.
Annual Incentives: Eligible Named Executive Officers and other members of senior management participate in the STIP. The plan’s primary objective is to motivate senior executives and managers to achieve specified business objectives over the short-term that lead to long-term value creation. Actual awards earned (if any) can be considerably above or below target levels based on our actual versus planned performance. As noted earlier, Albert B. Ratner, Samuel H. Miller and Bruce C. Ratner are not eligible for an incentive award opportunity under the STIP but rather for a discretionary annual bonus opportunity. In 2008, Albert B. Ratner and Samuel H. Miller each received a bonus of $300,000 and Bruce C. Ratner received a bonus of $450,000, in recognition of their significant contributions to our Company during 2007.
Each year, our CEO in consultation with the CFO and members of the senior management team, recommends performance goals to the Committee for each measure under the STIP. Any earned awards are subsequently paid in cash upon final determination and approval by the Committee. Performance measures under the STIP for the 2008 performance period included EBDT per share at the corporate level and Total Return above a specified threshold at the corporate and business unit levels. These measures have historically been viewed as key drivers of near-term value creation that plan participants can understand and impact. With the exception of certain Named Executive Officers, a portion of the annual incentive opportunity for other members of senior management is tied to the attainment of individual business objectives that are established at the beginning of each fiscal year.
Given our past performance of successfully meeting challenging goals, the Committee approved the use of higher performance thresholds for purposes of the corporate level EBDT per share and Total Return measures under the STIP. For the 2008 performance period, no payment will be made for the EBDT per share component of the STIP award unless performance exceeded the prior year’s actual (threshold). The Committee established the target for the Total Return measure by taking into consideration recent historical performance and anticipated market conditions at the time.
The annual corporate and business unit targets for performance reflect our confidential annual business plan. We do not disclose these targets publicly since doing so could affect us adversely and place us at a competitive disadvantage relative to other real estate companies. The annual business plan is reviewed and approved in principle by the Board of Directors. When establishing this plan, management and the Board of Directors consider:
•	The historical performance of the Company;

•	External elements such as economic conditions and competitive factors; and

•	Company capabilities and performance objectives.
Under the STIP, three levels of performance were reviewed and approved by the Committee for 2008, with the levels structured to be moderately challenging (threshold level, or 90% of our annual plan target for EBDT per share and 100% of the goals for corporate and business unit Total Return), challenging (using the actual annual plan targets), and extraordinarily challenging (120% of the annual plan target for EBDT per share and 167% of the goals for corporate and business unit Total Return), to achieve.
The Committee recently approved measures under the STIP for the 2009 performance period. Given the impact of current economic conditions on the lending and capital markets, particularly for real estate, the Committee changed one of the measures to be used under the STIP. In addition to retaining Corporate EBDT per share and, for certain participants, an individual performance component, the Committee decided to replace the corporate and business unit Total Return measures used in prior years, with a Corporate Liquidity measure based on net cash generated or used. The change was made to address the substantial reduction in the availability of and access to capital with the current volatility in the financial markets and the actions we have taken to preserve our liquidity in response to reduced lending levels.
Consistent with our core compensation principles, eligible Named Executive Officers have a target STIP award opportunity expressed as a percentage of base salary. Based on a comparative study using survey sources previously mentioned as well as a review of peer group proxy data, the Committee approved a recommendation by Mercer to increase the target STIP award opportunity. As a result, eligible Named Executive Officers had a 2008 STIP target opportunity of 80% of base pay. Actual payouts could range between 0% and 160% of base salary, depending on the level of performance.

For 2008, all STIP participants had a portion of their award opportunity tied to corporate financial goals to promote teamwork and collaboration among departments and business units. Corporate financial goals were equally weighted between EBDT per share and Total Return. The performance mix under the STIP varies based on job function and responsibility level as outlined in the following table:

	Percent of STIP Award based on:
	Corporate EBDT	Corporate Total	Business Unit Total	Individual
Named Executive Officer	Per Share	Return	Return	Performance
Charles A. Ratner	50%	50%	0%	0%
James A. Ratner	25%	25%	50%	0%
Ronald A. Ratner	25%	25%	50%	0%
Robert G. O’Brien	50%	50%	0%	0%
Thomas G. Smith	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable

In 2008, eligible Named Executive Officers serving as business unit CEOs had 50% of their incentive opportunity tied to their respective business unit’s Total Return results, with the remainder attributable to corporate performance due to their significant involvement in overall corporate planning and accountability for our consolidated results.
Effective with the 2008 performance period under the STIP, eligible Named Executive Officers no longer have a portion of their overall STIP award determined by their individual performance. The Committee made this change to qualify payments made to certain Named Executive Officers as performance-based under Section 162(m). In addition, given the responsibilities for each of these executives and the impact of their decisions on the overall results of the corporation, the Committee felt it was appropriate to tie their award fully to business unit and/or corporate results.
Consistent with our pay for performance philosophy, no amounts were paid to eligible Named Executive Officers under the STIP for fiscal year 2008 reflecting the fact that threshold performance levels for corporate EBDT per share as well as business unit and corporate Total Return were not achieved. Current year EBDT per share was below the 2007 actual (threshold for payment in 2008) thereby resulting in no payment for this portion of the award. Performance versus our Total Return goal also was below the minimum level required to earn a payment under the STIP.
The total STIP payments earned by eligible Named Executive Officers as a percent of base salary along with the target, threshold and maximum award percentages were as follows:

	STIP Award Percentage
					Actual 2008 STIP Dollar
Named Executive Officer	Target	Threshold	Maximum	Actual	Award Amount
Charles A. Ratner	80%	60%	160%	0%	$0
James A. Ratner	80%	70%	160%	0%	$0
Ronald A. Ratner	80%	70%	160%	0%	$0
Robert G. O’Brien	80%	60%	160%	0%	$0
Thomas G. Smith	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

The Committee determines awards payable to the CEO. The Committee reviewed and approved that the performance results were not achieved, resulting in no awards being earned by eligible Named Executive Officers under the STIP for the 2008 performance period.

Long-Term Incentives: Our long-term incentives align pay with long-term strategic goals and shareholder value creation. They also enhance our retention of senior executives and managers, and facilitate stock ownership. Our long-term incentives consist primarily of two components: cash awards provided through the LTIP, and equity provided primarily through the use of stock options, restricted stock and/or performance shares.
Certain of our Named Executive Officers and other senior management members are currently eligible to receive long-term incentives. Under the LTIP, most equity awards are granted annually while cash awards are generally provided once every three to four years to coincide with our strategic planning cycle. This promotes a balanced focus on objectives under the strategic plan in support of long-term value creation.
Long-term incentives reinforce our primary objective of long-term value creation. In determining award levels for Named Executive Officers and senior management, the Committee gives consideration to competitive market practice, employee responsibility level, and internal equity.
Based on a review of competitive market conditions using certain compensation survey resources previously discussed in this document and an analysis of peer group proxy data, the Committee in 2008 approved a recommendation by Mercer to increase the annual equivalent target LTIP levels for select eligible Named Executive Officers effective with the 2008 – 2011 performance cycle. The annualized LTIP target for the CFO position and certain other senior executive positions increased from 120% to 180% of base salary, which was consistent with recommendations from Mercer based on competitive compensation benchmarking information. However, given their substantial ownership interests, the target LTIP levels for Charles A. Ratner, James A. Ratner and Ronald A. Ratner were not increased.
Also included in the recommendations approved by the Committee and by shareholders at their June 19, 2008 meeting were amendments and a restatement of the Stock Plan to permit the use of performance share grants for certain Named Executive Officers, corresponding to a 2008 – 2011 performance cycle. The Committee considered the addition of performance shares to the award mix appropriate since it allows for actual awards earned to be tied directly to the performance of our Company as measured by our long-term strategic goals.
The current annual mix of awards for Named Executive Officers eligible under the LTIP is one-third in the form of stock options, one-third in terms of annualized equivalent performance shares and one-third in an annualized equivalent cash award opportunity. Actual awards earned (if any) can be considerably above or below target levels based on our actual versus planned performance relative to strategic goals and stock price appreciation. Albert B. Ratner, Samuel H. Miller and Bruce C. Ratner are not eligible to participate in the LTIP.
Cash LTIP
Eligible Named Executive Officers participate in the cash-based portion of the LTIP with actual award levels ranging from between 0% to 175% of targeted levels based on performance results over a related performance period. A new cash LTIP performance cycle for eligible Named Executive Officers began effective May 1, 2008 and will run through January 31, 2012. For this cycle, the performance mix and award opportunities are as follows:

	Target Annual Award Equivalent				Percent of Cash LTIP Award based on:
Percentage in
the form of
annualized
			Percentage in	equivalent Cash	Cumulative
			the form of	LTIP (paid	Corporate	Annualized	Business Unit
			annualized	once at the end	EBDT per share	Corporate Total	Total Return
	Total LTIP	Percentage in	equivalent	of the	over	Return over	over
	Award	the form of	Performance	performance	performance	performance	performance
Named Executive Officer	Percentage	Stock Options	Shares	period)	period	period	period
Charles A. Ratner	120%	40%	40%	40%	50%	50%	0%
James A. Ratner	120%	40%	40%	40%	50%	25%	25%
Ronald A. Ratner	120%	40%	40%	40%	50%	25%	25%
Robert G. O’Brien	180%	60%	60%	60%	50%	50%	0%
Thomas G. Smith	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

For eligible Named Executive Officers, cash-based LTIP awards are contingent on the attainment of cumulative corporate EBDT per share and annualized business unit and corporate Total Return goals over the three and three-quarter year performance period. Performance goals are derived from our strategic plan. Executives are eligible to earn an incentive that accrues toward a single payment at the end of each performance period, provided that certain performance objectives are met. For example, the annual cash-based LTIP accrual for the CEO is targeted at 40% of his annual base salary or 160% of his average base salary over the performance cycle.
The actual performance targets used in determining awards under the cash-based LTIP were based on goals contained in our strategic plan. As indicated throughout this document, our compensation program places a greater emphasis on longer-term performance; as such, management and the Committee set highly challenging goals as measured by EBDT per share and our internal measure of value creation, Total Return for the 2008 – 2011 performance cycle.
Awards payable to the CEO are determined by the Committee, which reviews and approves awards payable to other participants.
The cumulative total target, threshold and maximum award opportunities under the cash-based LTIP are shown below for the performance period ending January 31, 2012. The corresponding dollar amounts for threshold, target and maximum awards are shown under the Grants of Plan-Based Awards table on page 34.

	Cumulative Cash LTIP Award Opportunity expressed as a Percentage of Average Base
	Salary over the Performance Period ending January 31, 2012
Named Executive Officer	Cumulative Target	Cumulative Threshold	Cumulative Maximum
Charles A. Ratner	160%	80%	280%
James A. Ratner	160%	80%	280%
Ronald A. Ratner	160%	80%	280%
Robert G. O’Brien	240%	120%	420%
Thomas G. Smith	Not Applicable	Not Applicable	Not Applicable
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable

Actual awards earned under the cash LTIP could range from 0% to 175% of target. In light of the current economic climate and business conditions, the Committee will continue to monitor and assess whether the goals for the 2008 – 2011 performance cycle remain relevant and attainable.
Equity
In terms of equity awards, we typically grant stock options and/or restricted stock under the LTIP following the release of full year earnings for the prior fiscal year. Stock options have an exercise price equal to the closing market price of our Class A Common Stock on the date of grant. The Committee has not granted options, and does not intend to grant options, with an exercise price less than the closing market price of our Class A Common Stock on the grant date, reprice options or issue options with “reload” provisions.
Stock option and/or restricted stock awards may be granted to Named Executive Officers as well as other senior executives and managers of significant subsidiaries as determined by the Committee, based on an evaluation of their duties and overall performance including current and potential contributions to our success. Options will only have value if our stock price appreciates from the time of grant to the time of exercise. In order to enhance employee retention, stock options typically vest over a four-year period following the date of grant as follows:
•	25% after two years;

•	50% after three years; and

•	100% after four years.
For 2008, we used the Black-Scholes option pricing model to determine grant levels required to deliver target award values (which are targeted at 40% of base salary annually for most eligible Named Executive Officers with the exception of Robert G. O’Brien whose annual target is 60%). This higher target was derived with assistance from Mercer using survey data and proxy information and approved by the Committee.

Stock options are exercisable for up to 10 years from the date of grant to allow executives to maximize pre-tax gains and focus them on long-term shareholder value creation. During fiscal year 2008, we granted an aggregate total of 83,192 stock options to Named Executive Officers, allocated among them as shown in the Grants of Plan-Based Awards Table included in this proxy statement. For stock option grants made between 2005 and 2007, we used a share-based approach that resulted in the same number of shares being granted to Named Executive Officers for each of those years.
Certain other senior executives and managers are also eligible for restricted stock awards as part of the LTIP. For 2008, the Committee used the grant date fair value to determine the shares required to deliver target award amounts for these recipients. None of our Named Executive Officers receive restricted stock awards as part of their targeted LTIP awards.
We may also periodically grant service-based restricted stock to promote retention of certain senior executives and managers, and provide them with an enhanced ownership stake. Robert G. O’Brien was provided with a discretionary grant of 19,653 shares of restricted stock in 2008 that will vest over a four-year period. The grant date value of these shares is included on page 34 in the Grants of Plan-Based Awards Table.
A select number of Named Executive Officers were also provided with a performance share grant opportunity during 2008. Effective with this past fiscal year and consistent with their LTIP award mix, certain Named Executive Officers are eligible to earn shares of stock based on the performance of our Company over a three and three-quarter year period ending January 31, 2012. The actual number of shares earned (if any) will be determined using the same measures and targets used to calculate awards earned under the cash LTIP. The number of performance shares earned can range from between 0% and 175% of the target annualized equivalent amount times four. The Committee believes the use of performance shares for certain executives effectively aligns the amounts earned with actual performance of the organization since the actual number of shares earned as well as their value will be determined in large part by the actual performance of the company.

	Cumulative Performance Share Award Opportunity expressed as a Percentage of
	2008 Base Salary over the Performance Period ending January 31, 2012
Named Executive Officer	Cumulative Target	Cumulative Threshold	Cumulative Maximum
Charles A. Ratner	160%	80%	280%
James A. Ratner	160%	80%	280%
Ronald A. Ratner	160%	80%	280%
Robert G. O’Brien	240%	120%	420%
Thomas G. Smith	Not Applicable	Not Applicable	Not Applicable
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable

For example, the CEO can earn a target performance share award of 160% (4 x 40%) of his 2008 annual pay or 21,990 shares using the grant date fair value as of June 18, 2008 of $36.38 per share. If the specific EBDT per share and Total Return results for the three and three-quarter years ending January 31, 2012 are at maximum levels of performance, he would earn additional shares (175% of the target) or 38,482 shares in total. Conversely if no performance thresholds are met, the CEO would earn no shares. The actual value of any shares earned will be dependent on the share price as of the date received.
In light of the current economic climate and business conditions, the Committee will continue to monitor and assess whether the goals for the 2008 – 2011 performance cycle remain relevant and attainable.
The corporate and business unit targets for performance used under both the cash LTIP and for performance share award determination purposes reflect our confidential long-term strategic business plan. We do not disclose these targets publicly since doing so could affect us adversely and place us at a competitive disadvantage relative to other real estate companies. The strategic plan is reviewed and approved in principle by the Board of Directors. When establishing the strategic plan, management and the Board of Directors consider:
•	The historical performance of the Company;

•	External elements such as economic conditions and competitive factors; and

•	Company capabilities and performance objectives.

For both the cash LTIP and for performance share award determination purposes, three levels of performance were reviewed and approved by the Committee for the 2008 – 2011 performance period, with the levels structured to be moderately challenging (threshold level, or 90% of our long-term strategic plan target for EBDT per share and 80% of the goals for corporate and business unit Total Return), challenging (the actual strategic plan targets), and extraordinarily challenging, (120% of the strategic plan targets), to achieve.
Benefits and Other Perquisites: Consistent with our pay for performance philosophy, Named Executive Officers do not receive a large number of perquisites or supplemental benefits. Named Executive Officers as well as other members of senior management receive customary benefits such as group term life insurance. Likewise, these individuals are eligible to participate in a qualified 401(k) retirement plan, which provides for an employer matching contribution of up to $3,500 per year. We do not maintain a qualified defined benefit pension plan.
In order to supplement retirement benefits and enhance retention of senior executives, most Named Executive Officers, with the exception of Bruce C. Ratner, also participate in an unfunded nonqualified supplemental retirement plan administered by the Committee, which historically provided for discretionary annual accruals that only begin to vest after 10 years of service, with full vesting after 15 years of service. Effective with the 2008 fiscal year, no new participants will be admitted into this plan. Additionally, annual “contributions” made on behalf of Named Executive Officers and other senior executives and managers ceased after the most recent contribution that occurred in early 2008. Our management’s decision to discontinue contributions to the Plan and to not add new participants was based in part on the desire to focus these dollars in the future on plans and programs that will benefit a greater number of our associates.
With the exception of Bruce C. Ratner, we also provide our Named Executive Officers with an executive medical benefit and the premium cost associated with a long-term care policy. Each Named Executive Officer is also offered a company-provided car or allowance for personal use. Certain Named Executive Officers also receive reimbursements for club dues. The value of these items is included in the All Other Compensation column of the Summary Compensation Table on page 32.
Additionally, a death benefit is provided to all Named Executive Officers except for Bruce C. Ratner (and Thomas G. Smith following his recent retirement). The benefit is equal to the annual salary of each executive at the time of death and is paid to his designated beneficiaries in the form of salary continuation for a period of five years in the event the executive dies while in our employment. Further information on the value of these benefits is provided in the “Potential Payments upon Termination” section of this proxy statement.
Thomas G. Smith retired as our Executive Vice President, CFO and Secretary on April 1, 2008. In recognition of his many contributions to the success of our Company, we entered into an agreement with Mr. Smith in which we agreed to make certain payments in exchange for a general release of all claims he may have or have had against us. As part of this agreement approved by the Compensation Committee, Mr. Smith received a retirement payment of $1,000,000, a special equity grant of 15,000 shares of restricted stock with a grant date fair value of $574,350, the purchase on his behalf of the business automobile we leased for him at the time of his retirement (buyout cost of $54,326) and an additional payment of $86,700 representing the grossed up present value of premium costs associated with continuing Thomas G. Smith’s and Mrs. Smith’s Executive Medical coverage for a period of 18 months. The value of these items is reflected in the Executive Compensation Tables that follow.
Additional Executive Compensation Policies
Stock Ownership Guidelines: We encourage executive stock ownership but do not currently have formal guidelines in place due to the significant ownership levels of the executive officer team.
Employment Agreements: As disclosed in the Summary Compensation Table included elsewhere in this proxy statement, we have employment agreements with Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Albert B. Ratner and Samuel H. Miller that provide for a minimum base salary, death benefit agreements and are renewable for one-year periods. In addition, the agreements for Charles A. Ratner, James A. Ratner and Ronald A. Ratner contain a non-compete provision. Bruce C. Ratner has an employment agreement which provides for a minimum base salary and contains non-compete and non-solicitation provisions. Robert G. O’Brien has a death benefit agreement with us but no employment contract. Thomas G. Smith had an agreement with us regarding his death benefit that was effective during his active employment.
Given the significant ownership interests of our Named Executive Officers, we do not provide for severance or change of control benefits as part of these agreements.
Tax and Accounting Implications
Deductibility of Executive Compensation: Section 162(m) limits the amount of compensation provided to certain executive officers that publicly-traded companies can deduct to $1 million per “covered employee” unless it qualifies as “performance-based” (as defined under Section 162(m)). In order to qualify as “performance based”, compensation must be based solely on pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts. To the extent any of the Named Executive Officers have received non-qualifying compensation in excess of the $1 million limit it was not deducted. The Committee’s policy with respect to Section 162(m) is to consider tax deductibility while also maintaining the flexibility to structure the executive compensation program to support Company and shareholder interests, even if some compensation is not fully tax deductible.
During 2008, the Committee and full Board approved amendments to the STIP and LTIP that were subsequently approved by shareholders at their June 19, 2008 meeting. These approved amendments allow for payments under these plans to Named Executive Officers to qualify as performance-based under Section 162(m). Additionally, the Stock Plan was amended to permit the use of performance shares and allowed these shares to qualify for the performance-based exception under Section 162(m).
Nonqualified Deferred Compensation: The final regulations of the American Jobs Creation Act of 2004 were issued April 17, 2007 by the Treasury Department and the IRS along with a directive to bring documents into compliance with the final nonqualified deferred compensation regulations under Section 409A of the Internal Revenue Code by December 31, 2008. The final regulations are applicable for taxable years beginning on or after January 1, 2008, and our nonqualified deferred compensation plan meets the requirements set forth in the final regulations.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

Jerry V. Jarrett (Chairman)	Scott S. Cowen	Michael P. Esposito, Jr.
Deborah L. Harmon	Stan Ross	Louis Stokes
The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference and shall not otherwise be deemed filed under such acts.
Potential Payments upon Termination
The following discussion outlines the payments that would be provided to Named Executive Officers in the event of termination, retirement or death as of January 31, 2009. Given the significant ownership interests of our Common Stock by our Named Executive Officers as described in the Compensation Discussion & Analysis, we do not provide for individual severance or change of control benefits. Thomas G. Smith is not included in the following tables since he retired on April 1, 2008. The terms of his separation agreement are outlined on page 26.

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
		No STIP unless	No STIP unless	No STIP unless	Eligible for pro-
	Eligible for pro-	deemed by	deemed by	deemed by	rated payment
STIP	rated payment	Committee	Committee	Committee	paid to estate
Charles A. Ratner	$0	$0	$0	$0	$0
James A. Ratner	$0	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$0
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

Given no STIP payment was earned under the Plan for eligible Named Executive Officers for the 2008 performance period, the amounts due as of January 31, 2009 as a result of retirement or death are shown as zero. While Albert B. Ratner, Samuel H. Miller and Bruce C. Ratner are not eligible to participate in the STIP, each received discretionary bonus payments during 2008 for the 2007 fiscal year. These payments would not be guaranteed in the event of termination.

Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
	Eligible for				Eligible for pro-
	pro-rated				rated payment
	payment	No Cash LTIP	No Cash LTIP	No Cash LTIP	paid to estate
	based on final	unless deemed by	unless deemed	unless deemed	based on final
Cash LTIP	results	Committee	by Committee	by Committee	results
Charles A. Ratner	$0	$0	$0	$0	$0
James A. Ratner	$0	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$0
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

Under the cash LTIP upon retirement, eligible Named Executive Officers would be able to receive a pro-rated award to be determined after the end of the performance period. Similarly in the event of death, the estate of the deceased would be eligible to receive such payment. The actual amount of the award would be determined using the performance achieved relative to goals established by the Committee. In either case payment would be subject to the discretion of the Committee.
As of January 31, 2009, we estimated these pro-rated amounts to be zero. Since the same measures are used under the cash LTIP as under the 2008 STIP, we took into account that the actual STIP results during the past year were below threshold levels of performance. This represents a portion of the cash LTIP performance period which runs from May 1, 2008 through January 31, 2012. Given current economic and business conditions, it is difficult for us to project what the final results under the cash LTIP would be for the remainder of the performance period. We have conservatively used the actual STIP performance for 2008 as an assumption, and this would result in no payment earned.

Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
All options
accelerate
vesting upon
	All options				death, provided
	accelerate				the executive
	vesting upon				was at least age
	retirement as				65 at time of
Equity Awards –	defined under the				death; estate has
Stock Options	Stock Plan; term				one year from
Granted 2005 to	of option life in	Unvested options	Unvested options	Unvested options	date of death in
Present	which to exercise	are forfeited	are forfeited	are forfeited	which to exercise
Charles A. Ratner	$0	$0	$0	$0	$0
James A. Ratner	$0	$0	$0	$0	$0
Ronald A. Ratner	$0	$0	$0	$0	$0
Robert G. O’Brien	$0	$0	$0	$0	$0
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

The dollar value amounts shown above were determined based on the intrinsic value of the options as of January 31, 2009. Since the exercise prices of vested outstanding options were all greater than our share price as of January 31, 2009, their value was zero. Upon retirement as defined under the Stock Plan, Named Executive Officers would vest in all options granted as part of the fiscal year 2005 through 2008 grants. For retirement-related terminations, the former executives would be able to exercise these options for the remaining period of their ten-year life.

In the event of death, unvested options would only accelerate provided the executive was age 65 at the time of death. As of January 31, 2009, Charles A. Ratner was over the age of 65 and hence his options would accelerate upon death, however, these options had no intrinsic value. The estate of any deceased executive would have one year from the date of death in which to exercise any vested options. Unvested options held by Messrs. James A. Ratner, Ronald A. Ratner and Robert G. O’Brien would not automatically vest upon death, since each of these executives was under the age of 65 as of January 31, 2009.

Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
All previously
unvested restricted
	shares would vest		Per terms of		Per terms of
	provided the		agreements, all		agreements, all
	executive was of		previously		previously
	retirement age as		unvested	Unvested	unvested
Equity Awards –	defined under the	Unvested restricted	restricted shares	restricted shares	restricted shares
Restricted Stock	Stock Plan	shares are forfeited	would vest	are forfeited	would vest

Among our Named Executive Officers, only Robert G. O’Brien had unvested restricted stock as of January 31, 2009. In the event of his retirement as of this date, Mr. O’Brien would not have vested in these shares since he has not yet reached retirement age as defined under the Stock Plan. For voluntary termination or involuntary termination with cause as of this date, Mr. O’Brien’s unvested restricted stock would also be forfeited. As of January 31, 2009, the intrinsic value of his restricted stock that would vest in the event of involuntary termination without cause or in the event of death was $496,204.

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
	Eligible for pro-	Unearned share	Unearned share	Unearned share	Eligible for pro-
Equity Awards –	rated award if	opportunity	opportunity	opportunity	rated award if
Performance Shares	conditions met	forfeited	forfeited	forfeited	conditions met
Charles A. Ratner	No award earned as of 1/31/2009	$0	$0	$0	No award earned as of 1/31/2009
James A. Ratner	No award earned as of 1/31/2009	$0	$0	$0	No award earned as of 1/31/2009
Ronald A. Ratner	No award earned as of 1/31/2009	$0	$0	$0	No award earned as of 1/31/2009
Robert G. O’Brien	No award earned as of 1/31/2009	$0	$0	$0	No award earned as of 1/31/2009
Albert B. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Samuel H. Miller	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

In the event of retirement or death, eligible Named Executive Officers are able to earn a pro-rated award of performance shares to be determined after the end of the performance period, provided (per their performance share agreement) that the event does not occur until after May 1, 2009. The actual amount of the award would be determined using the performance achieved relative to goals established by the Committee.

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
Elective Deferred
Compensation	Paid	Paid	Paid	Paid	Paid to estate
Charles A. Ratner	$152,538	$152,538	$152,538	$152,538	$152,538
James A. Ratner	$254,672	$254,672	$254,672	$254,672	$254,672
Ronald A. Ratner	$889,333	$889,333	$889,333	$889,333	$889,333
Robert G. O’Brien	$390,147	$390,147	$390,147	$390,147	$390,147
Albert B. Ratner	$0	$0	$0	$0	$0
Samuel H. Miller	$331,450	$331,450	$331,450	$331,450	$331,450
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

In the event of retirement, voluntary termination, involuntary termination with or without cause or death, each of the participating Named Executive Officers, or their beneficiaries, would be eligible to receive their nonqualified deferred compensation balances, which include their elective deferrals plus any aggregate earnings. In all circumstances, payments of elective deferrals will be paid in accordance with each Named Executive Officer’s election. Thomas G. Smith’s deferred compensation balance of $2,501,873 was in payment status as of January 31, 2009 and is being paid over a ten-year period.

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
Nonqualified
Supplemental Retirement				At discretion of
Plan	Paid if vested	Paid if vested	Paid if vested	Committee	Paid to estate
Charles A. Ratner	$477,472	$477,472	$477,472	At discretion of Committee	$477,472
James A. Ratner	$374,126	$374,126	$374,126	At discretion of Committee	$374,126
Ronald A. Ratner	$373,100	$373,100	$373,100	At discretion of Committee	$373,100
Robert G. O’Brien	$123,912	$123,912	$123,912	At discretion of Committee	$123,912
Albert B. Ratner	$965,692	$965,692	$965,692	At discretion of Committee	$965,692
Samuel H. Miller	$1,114,534	$1,114,534	$1,114,534	At discretion of Committee	$1,114,534
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

Nonqualified Supplemental Retirement Plan benefit payments would typically be made over a ten-year period. In the event of death, payment would be made in the form of a lump-sum. In case of an involuntary termination with cause, all or a portion of the supplemental retirement benefit may be forfeited at the discretion of the Committee.

	Termination Event
	Retirement	Voluntary	Involuntary	Involuntary with	Death
			without Cause	Cause
					Five year salary continuation paid
					to estate if death
			Ceases	Ceases	while actively
Death Benefits	Ceases Eligibility	Ceases Eligibility	Eligibility	Eligibility	employed
Charles A. Ratner	$0	$0	$0	$0	$2,500,000
James A. Ratner	$0	$0	$0	$0	$2,250,000
Ronald A. Ratner	$0	$0	$0	$0	$2,250,000
Robert G. O’Brien	$0	$0	$0	$0	$2,375,000
Albert B. Ratner	$0	$0	$0	$0	$2,375,000
Samuel H. Miller	$0	$0	$0	$0	$2,125,000
Bruce C. Ratner	Not Applicable	Not Applicable	Not Applicable	Not Applicable	Not Applicable

As noted on page 26, in the event of death while employed by the Company, the estate of certain Named Executive Officers would be able to receive a death benefit equal to five years’ worth of salary continuation as shown in the above table.

Other Benefits and Perquisites
Payment of premiums associated with executive medical and long-term care insurance would cease upon termination, retirement or death. However, the executive and/or his surviving dependents could elect to continue coverage under each of these plans at their own expense. Continuation of executive medical coverage under COBRA would be available for a period of up to 18 months. Bruce C. Ratner is not covered under the executive medical and long-term care insurance.
Consulting Arrangement with Thomas G. Smith
Thomas G. Smith retired as our Executive Vice President, CFO and Secretary on April 1, 2008. Effective May 12, 2008 we entered into a two-year agreement with Mr. Smith under which he would provide services to us including consultation on our insurance portfolio, assistance during the transition to the new CFO, aiding with requests associated with Committee matters and consultation on other matters utilizing his expertise and experience.
Under the terms of the agreement, Mr. Smith will work twenty hours per week for year one of the agreement and ten to fifteen hours per week during the second year. In exchange for these services, Mr. Smith will receive the following consideration upon presentation of invoices and/or receipts:
•	A total amount of $250,000 for the period from May 12, 2008 through May 12, 2009, and $150,000 for the period from May 12, 2009 through May 12, 2010.

•	Reimbursement for premiums related to long-term health care, as well as insurance coverage required by the agreement.

•	Reimbursement for ancillary expenses in connection with services rendered and for approved travel and other reasonable expenses incurred by Mr. Smith to perform his duties and obligations.
This agreement commenced on May 12, 2008 and will terminate on May 12, 2010, unless both we and Mr. Smith otherwise agree in writing.

EXECUTIVE COMPENSATION TABLES
The following tables present compensation information for our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the five other most highly compensated executive officers (collectively, the “Named Executive Officers”) for fiscal year ended January 31, 2009.
Summary Compensation Table

								Change in
								Pension Value
								and Nonqualified
								Deferred
					Option	Non-Equity Incentive Plan		Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards	Awards	Compensation		Earnings	Compensation	Total
Position	Year	($)	($)(2)	($)(3)(4)	($)(3)(5)	($)(6)		($)(7)	($)(8)	($)
						(g)
(a)	(b)	(c)	(d)	(e)	(f)	Annual	Long-Term	(h)	(i)	(j)

Charles A. Ratner	2008	$500,000	$-	$-	$299,993	$-	$-	$7,685	$67,046	$874,724
President and Chief	2007	$500,000	$-	$-	$891,034	$367,500	$1,693,575	$3,329	$77,981	$3,533,419
Executive Officer (PEO)	2006	$500,000	$-	$-	$692,009	$482,090	$-	$2,309	$71,621	$1,748,029

Robert G. O’Brien	2008	$482,692	$-	$973,853	$308,783	$-	$-	$6,673	$56,560	$1,828,561
Executive Vice President and Chief Financial Officer (PFO) (1)

Thomas G. Smith	2008	$98,006	$1,000,000	$574,350	$73,496	$-	$-	$25,469	$251,765	$2,023,086
Former Executive Vice	2007	$425,000	$-	$163,375	$499,949	$327,250	$1,433,025	$14,611	$106,146	$2,969,356
President, Chief Financial	2006	$424,639	$-	$139,110	$481,238	$436,968	$-	$9,913	$112,984	$1,604,852
Officer and Secretary (PFO) (1)

Albert B. Ratner	2008	$475,000	$300,000	$-	$-	$-	$-	$11,424	$71,891	$858,315
Co-Chairman of the Board of	2006	$475,000	$300,000	$-	$-	$-	$-	$3,527	$84,303	$862,830
Directors (1)

Samuel H. Miller	2008	$425,000	$300,000	$-	$-	$-	$-	$18,844	$70,182	$814,026
Co-Chairman of the Board of	2006	$425,000	$300,000	$-	$-	$-	$-	$5,222	$73,432	$803,654
Directors (1)

James A. Ratner	2008	$450,000	$-	$-	$357,296	$-	$-	$7,535	$65,380	$880,211
Executive Vice President	2007	$450,000	$-	$-	$291,260	$404,649	$1,519,875	$2,775	$76,456	$2,745,015
	2006	$450,000	$-	$-	$209,785	$524,065	$-	$1,913	$68,745	$1,254,508

Ronald A. Ratner	2008	$450,000	$-	$-	$291,283	$-	$-	$15,889	$64,755	$821,927
Executive Vice President	2007	$450,000	$-	$-	$258,246	$464,625	$1,519,875	$6,282	$72,686	$2,771,714
	2006	$450,000	$-	$-	$209,785	$524,065	$-	$3,824	$65,133	$1,252,807

Bruce C. Ratner	2008	$450,000	$450,000	$-	$-	$-	$-	$-	$31,584	$931,584
Executive Vice President (1)

(1)
Thomas G. Smith retired on April 1, 2008 and was replaced as Chief Financial Officer by Robert G. O’Brien. Robert G. O’Brien was not a Named Executive Officer in 2007 and 2006. Albert B. Ratner and Samuel H. Miller were not Named Executive Officers in 2007. Bruce C. Ratner was not a Named Executive Officer in 2007 and 2006.

(2)
Thomas G. Smith received a retirement bonus of $1,000,000 in 2008. Albert B. Ratner, Samuel H. Miller and Bruce C. Ratner received discretionary bonuses in the years indicated for their contributions made in the prior year.

(3)
The amounts reported in columns (e) and (f) for each Named Executive Officer reflect the amount of fair value cost of restricted stock and performance shares in column (e) and stock options in column (f) that were recognized in our financial statements for the years presented in accordance with SFAS No. 123(R). The cost is recognized on a straight-line basis over the requisite service period of the grantee, generally four years. If the grantee is retirement-eligible (as defined in the 1994 Stock Plan) at the date of grant then the entire cost of the grant is recognized immediately, or if the grantee will become retirement-eligible before the end of the nominal vesting period then the recognition of the cost is accelerated for that grant. Except when costs are accelerated, the amounts reported in columns (e) and (f) represent the recognition of costs from grants made over a four-year period.

(4)
The fair value of restricted stock is equal to the closing price of the stock on the date of grant. The entire grant-date fair value was recognized in the year of grant for Thomas G. Smith because he was retirement-eligible on the dates of grant. The amount reported in column (e) for Robert G. O’Brien includes recognition of costs of grants made from 2005 through 2008. The fair value of performance shares is equal to the closing price of the underlying stock on the date of grant. No costs were recognized during 2008 for performance shares because the ultimate achievement of the performance goals was not probable.

(5)
The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Footnote O, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2009, which are included in our Annual Report on Form 10-K filed with the SEC on March 30, 2009. Costs were recognized for stock option grants made from 2005 through 2008. The entire cost of the 2007 and 2006 option grants for Charles A. Ratner and Thomas G. Smith were recorded in the year of grant because they were retirement-eligible on the date of grant.

EXECUTIVE COMPENSATION TABLES (continued)
(6)
The amounts reported in column (g) represent the cash awards earned during the year shown under our STIP and LTIP by the Named Executive Officer. The awards are paid in the following year. The STIP and LTIP programs are discussed in greater detail in the Compensation Discussion & Analysis section of this proxy statement.

(7)
The amount reported in column (h) represents the amount of above-market earnings on the Named Executive Officer’s nonqualified deferred compensation balances which are reported in the Nonqualified Deferred Compensation table on page 36. The earnings credited to the Named Executive Officer’s nonqualified deferred compensation accounts were earned at the same rates as all other participants in the same plans. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

(8)	The detail of All Other Compensation reported in column (i) is shown in the following table:

	Charles A.	Robert G.	Thomas G.	Albert B.	Samuel H.	James A.	Ronald A.	Bruce C.
	Ratner	O’Brien	Smith	Ratner	Miller	Ratner	Ratner	Ratner
All Other Compensation	($)	($)	($)	($)	($)	($)	($)	($)

Forest City matching contribution to 401(k) plan	$3,500	$3,500	$-	$3,500	$3,500	$3,500	$3,500	$-

Imputed income of group term life insurance	$4,954	$1,242	$1,524	$4,944	$4,944	$3,564	$3,564	$1,584

Personal use of company-provided automobile/	$19,487	$12,960	$3,660	$12,752	$9,266	$15,530	$19,397	$30,000
auto allowance

Executive medical insurance premiums	$35,056	$35,581	$35,056	$35,056	$35,056	$35,056	$35,056	$-

Long-term care insurance premiums	$4,049	$2,435	$-	$11,595	$15,365	$3,917	$3,238	$-

Club dues	$-	$-	$-	$4,044	$2,051	$3,813	$-	$-

Parking allowance	$-	$842	$211	$-	$-	$-	$-	$-

Payment of accrued paid time off at retirement	$-	$-	$70,288	$-	$-	$-	$-	$-

Buyout of company-leased automobile for	$-	$-	$54,326	$-	$-	$-	$-	$-
Thomas G. Smith at his retirement

Severance payment to Thomas G. Smith equal to	$-	$-	$86,700	$-	$-	$-	$-	$-
the present value of future COBRA payments for executive medical insurance, grossed up for taxes

Total	$67,046	$56,560	$251,765	$71,891	$70,182	$65,380	$64,755	$31,584

Named Executive Officers are required to reimburse us for the actual incremental cost for their personal use of our private airplane service. As such, it is not deemed to be a perquisite.
We entered into employment agreements with Albert B. Ratner and Samuel H. Miller, Co-Chairmen of the Board of Directors, effective January 1, 1999, which provided for an annual salary of $475,000 and $425,000, respectively. The agreements are renewable annually. Although they do not participate in a formal incentive plan, we may award an annual bonus determined on a discretionary basis.
We entered into employment agreements with Charles A. Ratner, James A. Ratner and Ronald A. Ratner effective February 1, 2005, providing for annual salaries of $500,000, $450,000 and $450,000, respectively. These agreements are automatically renewable for one-year terms unless otherwise terminated.
The employment agreements for Albert B. Ratner, Samuel H. Miller, Charles A. Ratner, James A. Ratner and Ronald A. Ratner provide that upon the death of such officer, their beneficiary will receive an annual death benefit for five years equal to their annual base salary at time of death. Robert G. O’Brien, who does not have an employment agreement, has a death benefit comparable to the aforementioned individuals.
We entered into an employment agreement with Bruce C. Ratner effective November 9, 2006, which provided for an annual salary of $450,000. This agreement is renewable annually. Although he does not participate in a formal incentive plan, he is entitled to a discretionary bonus under his employment agreement.

EXECUTIVE COMPENSATION TABLES (continued)
For a discussion of the terms of the awards in the following table, see Compensation Discussion & Analysis beginning on page 16.
Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity			Estimated Future Payouts Under			All Other	All Other
		Incentive Awards (1)			Equity Incentive Plan Awards (2)			Stock	Options
								Awards:	Awards:
								Number of	Number of	Exercise or	Grant Date Fair
								Shares of	Securities	Base Price	Value of Stock
								Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (3)	($) (4)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Charles A. Ratner	6/18/2008	$-	$-	$-	10,995	21,990	38,482	-	-	$-	$799,996
	6/18/2008	$-	$-	$-	-	-	-	-	19,691	$36.38	$200,000
	STIP	$300,000	$400,000	$800,000	-	-	-	-	-	$-	$-
	LTIP	$400,000	$800,000	$1,400,000	-	-	-	-	-	$-	$-

Robert G. O’Brien	6/18/2008	$-	$-	$-	15,667	31,335	54,836	-	-	$-	$1,139,967
	6/18/2008	$-	$-	$-	-	-	-	19,653	-	$-	$714,976
	6/18/2008	$-	$-	$-	-	-	-	-	28,059	$36.38	$284,992
	STIP	$285,000	$380,000	$760,000	-	-	-	-	-	$-	$-
	LTIP	$570,000	$1,140,000	$1,995,000	-	-	-	-	-	$-	$-

Thomas G. Smith	3/25/2008	$-	$-	$-	-	-	-	15,000	-	$-	$574,350

Albert B. Ratner	-	$-	$-	$-	-	-	-	-	-	$-	$-

Samuel H. Miller	-	$-	$-	$-	-	-	-	-	-	$-	$-

James A. Ratner	6/18/2008	$-	$-	$-	9,895	19,791	34,634	-	-	$-	$719,997
	6/18/2008	$-	$-	$-	-	-	-	-	17,721	$36.38	$179,990
	STIP	$315,000	$360,000	$720,000	-	-	-	-	-	$-	$-
	LTIP	$360,000	$720,000	$1,260,000	-	-	-	-	-	$-	$-

Ronald A. Ratner	6/18/2008	$-	$-	$-	9,895	19,791	34,634	-	-	$-	$719,997
	6/18/2008	$-	$-	$-	-	-	-	-	17,721	$36.38	$179,990
	STIP	$315,000	$360,000	$720,000	-	-	-	-	-	$-	$-
	LTIP	$360,000	$720,000	$1,260,000	-	-	-	-	-	$-	$-

Bruce C. Ratner	-	$-	$-	$-	-	-	-	-	-	$-	$-

(1)
The amounts shown in columns (c), (d) and (e) relate to the STIP cash award earned during the year ended January 31, 2009 and the cash LTIP award for the performance period from May 1, 2008 through January 31, 2012. The STIP award threshold amount shown in column (c) represents the lowest level of performance in each performance measure for which a payment would be made, which is 50% of target for EBDT per share and 100% of target for Total Return. The maximum amount shown in column (e) represents 200% of target for both EBDT per share and Total Return. The minimum performance measures were not achieved during 2008, therefore, no STIP cash award was earned during the year as reflected in the Summary Compensation Table.

The LTIP award threshold amount shown in column (c) represents the lowest level of performance in each performance measure for which a payment would be made, which is 50% of target for EBDT per share and 50% of target for Total Return. The maximum amount shown in column (e) represents 200% of target for EBDT per share and 150% of target for Total Return.

(2)
The amounts shown in columns (f), (g) and (h) relate to performance shares granted during 2008 for the performance period from May 1, 2008 through January 31, 2012. The performance shares were granted at target and the ultimate number of shares earned will depend upon the degree performance goals are met at the end of the performance period. The number of shares at threshold shown in column (f) represents the lowest level of performance in each performance measure for which a payment of shares would be made, which is 50% of target for EBDT per share and 50% of target for Total Return. The maximum amount shown in column (h) represents 200% of target for EBDT per share and 150% of target for Total Return.

(3)	The exercise price of the stock options granted on June 18, 2008 was equal to the closing price of the underlying stock on the date of grant.

(4)
The grant-date fair value of the options ($10.16 per share) was computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Footnote O, “Stock-Based Compensation”, to our consolidated financial statements for the year ended January 31, 2009, which are included in our Annual Report on Form 10-K filed with the SEC on March 30, 2009. The grant-date fair value of restricted stock awards and performance share awards (at target) was based on the closing price of the underlying stock on the dates of grant.

EXECUTIVE COMPENSATION TABLES (continued)
Outstanding Equity Awards at Fiscal Year-End

		Option Awards (1)				Stock Awards
								Equity Incentive Plan Awards
									Market or
									Payout Value
								Number of	of Unearned
		Number of Securities	Number of Securities					Unearned	Shares, Units
		Underlying	Underlying			Number of Shares	Market Value of	Shares, Units or	or Other
		Unexercised Options	Unexercised Options			or Units of Stock	Shares or Units of	Other Rights	Rights That
		Exercisable as of	Unexercisable as of	Option	Option	That Have Not	Stock That Have	That Have Not	Have Not
Name	Grant Date	January 31, 2009	January 31, 2009	Exercise Price	Expiration Date	Vested	Not Vested	Vested	Vested
		(#)	(#)	($)		(#) (2)	($) (3)	(#) (4)	($) (3)

(a)		(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Charles A. Ratner	3/17/2003	43,200	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	20,000	20,000	$31.75	4/6/2015	-	-	-	-
	4/4/2006	10,000	30,000	$46.37	4/4/2016	-	-	-	-
	3/29/2007	-	40,000	$65.35	3/29/2017	-	-	-	-
	6/18/2008	-	19,691	$36.38	6/18/2018	-	-	-	-
	6/18/2008	-	-	-	-	-	-	21,990	$148,652

Robert G. O’Brien	3/8/2001	43,200	-	$14.27	3/8/2011	-	-	-	-
	3/17/2003	43,200	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	12,600	12,600	$31.75	4/6/2015	-	-	-	-
	4/4/2006	6,300	18,900	$46.37	4/4/2016	-	-	-	-
	3/29/2007	-	25,200	$65.35	3/29/2017	-	-	-	-
	6/18/2008	-	28,059	$36.38	6/18/2018	-	-	-	-
	4/6/2005	-	-	-	-	15,000	$101,400	-	-
	4/4/2006	-	-	-	-	18,750	$126,750	-	-
	3/29/2007	-	-	-	-	20,000	$135,200	-	-
	6/18/2008	-	-	-	-	19,653	$132,854	-	-
	6/18/2008	-	-	-	-	-	-	31,335	$211,825

Thomas G. Smith	4/6/2005	25,200	-	$31.75	4/6/2015	-	-	-	-
	4/4/2006	25,200	-	$46.37	4/4/2016	-	-	-	-
	3/29/2007	25,200	-	$65.35	3/29/2017	-	-	-	-

Albert B. Ratner	-	-	-	-	-	-	-	-	-

Samuel H. Miller	-	-	-	-	-	-	-	-	-

James A. Ratner	3/17/2003	27,000	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	12,600	12,600	$31.75	4/6/2015	-	-	-	-
	4/4/2006	6,300	18,900	$46.37	4/4/2016	-	-	-	-
	3/29/2007	-	25,200	$65.35	3/29/2017	-	-	-	-
	6/18/2008	-	17,721	$36.38	6/18/2018	-	-	-	-
	6/18/2008	-	-	-	-	-	-	19,791	$133,787

Ronald A. Ratner	3/17/2003	27,000	-	$15.50	3/17/2013	-	-	-	-
	4/6/2005	12,600	12,600	$31.75	4/6/2015	-	-	-	-
	4/4/2006	6,300	18,900	$46.37	4/4/2016	-	-	-	-
	3/29/2007	-	25,200	$65.35	3/29/2017	-	-	-	-
	6/18/2008	-	17,721	$36.38	6/18/2018	-	-	-	-
	6/18/2008	-	-	-	-	-	-	19,791	$133,787

Bruce C. Ratner	-	-	-	-	-	-	-	-	-

(1)	All the option awards listed in this table vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.

(2)	The stock awards listed in column (g) represent restricted stock awards that vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the date of grant.

(3)
The market value of shares reported in columns (h) and (j) are based on the closing price of our Class A Common Stock of $6.76 on January 30, 2009, which was the last trading day for the year ended January 31, 2009.

(4)	The stock awards listed in column (i) represent performance share awards at target payout for the performance period May 1, 2008 through January 31, 2012.

EXECUTIVE COMPENSATION TABLES (continued)
Option Exercises and Stock Vested

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	(#)	(#)	($)

(a)	(b)	(c)	(d)	(e)

Charles A. Ratner	-	$-	-	$-

Robert G. O’Brien	18,000	$407,898	13,750	$257,675

Thomas G. Smith	-	$-	20,500	$794,580

Albert B. Ratner	-	$-	-	$-

Samuel H. Miller	-	$-	-	$-

James A. Ratner	-	$-	-	$-

Ronald A. Ratner	-	$-	-	$-

Bruce C. Ratner	-	$-	-	$-

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in Last	Earnings in Last	Withdrawals/	Balance at Last
Name	Last FY	FY	FY	Distributions	FYE
	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)

(a)	(b)	(c)	(d)	(e)	(f)

Charles A. Ratner	$-	$-	$38,676	$-	$630,010

Robert G. O’Brien	$-	$-	$31,852	$-	$514,059

Thomas G. Smith	$15,384	$-	$144,476	$304,736	$2,501,873

Albert B. Ratner	$-	$-	$59,024	$-	$965,692

Samuel H. Miller	$20,000	$-	$89,460	$-	$1,445,984

James A. Ratner	$100,000	$-	$37,060	$-	$628,798

Ronald A. Ratner	$87,019	$-	$75,957	$-	$1,262,433

Bruce C. Ratner	$-	$-	$-	$-	$-

(1)
The Named Executive Officers may defer a portion of their annual salary, bonus or short-term incentive compensation, up to a maximum of $100,000 per year, under our elective deferred compensation plan for executives. Amounts deferred under this plan earn interest at a rate equal to the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5%. The rate is updated every calendar quarter using the first published Moody’s rates of the new quarter. Interest rates ranged from 6.13% to 6.93% during the last fiscal year. Interest is credited to the executives’ accounts biweekly and compounded quarterly. The amount reported in column (b) is also reported in the Summary Compensation Table.

(2)
The Named Executive Officers, except Bruce C. Ratner, participate in the unfunded Nonqualified Supplemental Retirement Plan for a select group of executives and other members of management. The plan provides for the accrual of a discretionary contribution by us to the executive’s account plus interest on the account balance. The Company suspended the discretionary contributions following the accrual for fiscal year ended January 31, 2008; therefore, there are no contributions in column (c) for fiscal year ended January 31, 2009. Our contribution and interest are credited as of February 1 of each year. The interest is computed on the beginning-of-year account balance at a rate equal to the average of the quarterly rates for the prior four calendar quarters used in our deferred compensation plan for executives (see note 1), i.e., the average of the Moody’s Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5%. The interest rate used for the last fiscal year was 6.51%. Participants in the plan become 50% vested in the accumulated benefits after 10 years of service and then 10% after each of the next five years of service until becoming 100% vested after 15 years of service. All of the Named Executive Officers who are participants are 100% vested. Benefits are payable in installments over a 10-year period upon the later of the date of termination or the attainment of age 60.

(3)	The amount of earnings reported in column (d) that are deemed to be above-market earnings are reported in column (h) of the Summary Compensation Table.

(4)
At his retirement on April 1, 2008, Thomas G. Smith’s balances in the elective deferred compensation plan and the unfunded Nonqualified Supplemental Retirement Plan, aggregating $2,667,790, were transferred into a 10-year fixed interest payment plan at an interest rate of 6.37%, which is the average of the last four quarters’ Moody’s rates.

(5)
Prior years’ accumulation of executive contributions and our contributions included in column (f) have been reported in prior years’ Summary Compensation Tables to the extent these Named Executive Officers were required to be disclosed. Accumulated earnings from prior years included in column (f) have not been reported in prior years’ Summary Compensation Tables.

Equity Compensation Plan Information
The information presented in the following table is as of January 31, 2009.

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price	available for future issuance under
	exercise of	of outstanding	equity compensation
	outstanding options,	options, warrants	plans (excluding securities reflected
Plan category	warrants and rights	and rights	in column (a))
	(a)	(b)	(c)

Equity compensation plan approved by security holders (1)	3,938,147	$40.40	2,983,370

Equity compensation plan not approved by security holders (2)	15,505	-	-

Total	3,953,652		2,983,370

(1)
Our 1994 Stock Plan was approved by the shareholders in 1994 and was last amended and restated by shareholder approval on June 19, 2008. The Compensation Committee of the Board of Directors administers the Plan. Under the Plan, we may award Class A stock options, restricted shares/units and performance shares to our employees and nonemployee directors. The maximum number of shares that may be awarded under the Plan is 12,750,000. The maximum award to an individual during any calendar year is 400,000 stock options, 225,000 restricted shares/units and 100,000 performance shares. Anti-dilution provisions in the Plan adjust the share maximums, outstanding awarded options and related exercise prices for stock splits or stock dividends. Each option grant has a maximum term of 10 years. The Compensation Committee determines vesting schedules for each award.

(2)	This represents phantom shares of Class A Common Stock accumulated by our nonemployee directors under the Deferred Compensation Plan for Nonemployee Directors. This Plan is described on page 7.
Certain Relationships and Related Transactions
We require each of our directors and executive officers to complete a questionnaire on an annual basis, which includes questions regarding related persons transactions. In addition, we instituted a formal policy effective December 14, 2006 with respect to related party transactions that requires the Corporate Governance and Nominating Committee to review and approve any transaction greater than $120,000 in which we were or will be a participant and in which a related person had or will have a direct or indirect material interest. Related persons include any of our executive officers, directors or nominees for director and their immediate family members, any shareholder owning in excess of 5% of our Common Stock or an entity in which any of the foregoing has a substantial ownership interest. In reviewing and approving the transaction, the Corporate Governance and Nominating Committee considers, among other things, if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. All related party transactions are disclosed to the full Board of Directors and we disclose any related party transaction in which we or the related person had direct or indirect material interest in our proxy statement.
The Compensation Committee annually reviews the salaries and incentives paid to the executive officers disclosed under Family Relationships below. The transactions with Bruce C. Ratner and Affiliates set forth below were contemplated as part of the restructuring of the ownership interests held by Bruce C. Ratner and the conditions under which such transactions would take place were provided for in the Master Contribution and Sales Agreement. Because of the importance and nature of the Master Contribution and Sales Agreement, the transaction was specifically reviewed and approved during the year ended January 31, 2007 by a Special Committee of the Board.
Transactions with RMS Investment Corp.: We paid approximately $307,000 as total compensation during 2008 to RMS Investment Corp. (“RMSIC”), a company engaged in property management and leasing, controlled by the four children of Charles A. Ratner, our President, Chief Executive Officer and Director; the two children of James Ratner, our Executive Vice President and Director; the two children of Ronald Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, President of Forest City Washington, Inc. and our Director; Brian J. Ratner, our Executive Vice President and Director; the four children of Ruth Miller, the deceased sister of Albert B. Ratner; and Samuel H. Miller, a Co-Chairman of our Board of Director, as Trustee. Joan K. Shafran, our Director, also has a small ownership interest in RMSIC. RMSIC manages and provides leasing services to our 361,000 square foot Cleveland-area specialty retail shopping center, Golden Gate. The rate of compensation consists of a management fee of four percent of all tenant rentals, plus a lease fee of three to four percent of rental income of all new and renewed leases and has not increased in five years. Management believes these fees are comparable to that which other management companies would charge.
Family Relationships: Brian J. Ratner and Deborah Ratner Salzberg, the son and daughter of Albert B. Ratner, are Directors and employed, respectively, as our Executive Vice President and President of Forest City Washington, Inc., one of our subsidiaries. During the year ended January 31, 2009, Brian J. Ratner and Deborah Ratner Salzberg earned salaries and incentives of $441,241 and $361,875, respectively. They are also eligible for benefits, perquisites and equity awards on the same basis as other senior management. Kevin L. Ratner and Jonathan Ratner, sons of Charles A. Ratner, are employed, respectively, as President of Forest City

Residential West, Inc., one of our subsidiaries, and as Vice President–Sustainability Initiatives of Forest City Rental Properties Corporation, one of our subsidiaries. Additionally, Richard Greenspan, the son-in-law of Charles A. Ratner, is employed, respectively, as a Project Manager by Forest City Ratner Companies, one of our subsidiaries. None of these individuals is an executive officer of the Company. The compensation, perquisites and benefits provided to these individuals are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the year ended January 31, 2009 the total aggregate compensation paid to these three individuals did not exceed the total compensation paid to any of our Named Executive Officers.
Transactions With Bruce C. Ratner and His Affiliates: During the year ended January 31, 2007, we entered into a Master Contribution and Sale Agreement with Bruce C. Ratner pursuant to which the parties agreed to restructure their ownership interest in a total of 30 retail, office and residential operating properties and certain service companies that were owned jointly by us and Bruce C. Ratner. Pursuant to the Master Contribution Agreement, Bruce C. Ratner, certain individuals and entities affiliated with Bruce C. Ratner (“BCR Entities”) and certain entities affiliated with Forest City (“FCE Entities”) contributed their interests in these operating properties and service companies to Forest City Master Associates III, LLC (“Master III”), a limited liability company that is owned jointly by the FCE Entities and the BCR Entities but is controlled by us.
In connection with the Master Contribution Agreement, the parties and their respective affiliates, also entered into several additional related agreements, including a Registration Rights Agreement, a Tax Protection Agreement and the Master III Operating Agreement. Under the Master III Operating Agreement, we issued Bruce C. Ratner and the BCR Entities 3,894,232 Class A Common Units (“Units”) in Master III. During 2008, Bruce C. Ratner and the BCR Entities received an annual preferred payment of $2,455,966 plus dividends of $1,224,204 on the Units. In July 2008, certain of the BCR Entities exchanged 247,477 of the Units. The respective BCR Entities received cash of approximately $3,500,000 for 119,000 Units. The BCR Entities assigned the remaining 128,477 Units to various individuals and we issued 128,477 shares of our Class A Common Stock to those individuals pursuant to the terms of the Master III Operating Agreement.
Under the terms of the Master Contribution Agreement we agreed with Bruce C. Ratner to a method for valuing and possibly restructuring seven properties that were under development. Each of the development projects shall remain owned jointly until the individual development project has been completed. When a development project achieves “stabilization,” it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once each project’s value has been determined, we may, in our discretion, cause that project to be contributed to Master III in exchange for additional units, sold to Master III for cash, sold to the third party, or remain jointly owned by us and Bruce C. Ratner.
During 2008, two of the development properties, New York Times, an office building located in Manhattan, New York and Twelve Metro Tech Center, an office building located in Brooklyn, New York, achieved stabilization, and, in accordance with the terms of the Master Contribution Agreement, we elected to cause the respective FCE Entities to acquire the interest of the BCR Entities in those two properties for cash. Under the terms of the redemption agreements the applicable BCR Entities assigned their interests in the two projects to the respective FCE Entities and will receive approximately $121,000,000 over a 15 year period. One of the FCE Affiliates also agreed to indemnify one of the BCR Entities against taxes payable by it by reason of a subsequent sale or other disposition of one of the properties. The tax indemnity expires on December 31, 2014. During 2008, the applicable BCR Entities received an initial cash payment of $49,249,000 towards the acquisition price for the properties as well as $4,700,000 related to development fees for one of the properties.
The five remaining development properties continue to be owned or otherwise pursued jointly by the relevant FCE Entities and BCR Entities and are being developed on the same terms and conditions provided for in their existing operating agreements. The operating agreements generally require the FCE Entities to provide all equity contributions for the properties and entitle the FCE Entities to a preferred return on the outstanding balance of such advances prior to the BCR Entities sharing in cash distributions. The operating agreements also provide that the BCR Entities will receive a development fee equal to one and one-half percent (1.5%) of the adjusted development cost upon completion of the project.
During 2008, certain of our affiliates also redeemed the ownership interests in two entities held by affiliates of Bruce C. Ratner in exchange for our ownership interests in 17 single-tenant pharmacy properties and approximately $9,056,000 in cash. The ownership interests redeemed related to two properties sold prior to the parties entering into the Master Contribution Agreement.
Non-Compete Agreements: Under our current policy, no director, officer or employee, including members of the Ratner, Miller or Shafran families, is allowed to invest in a competing real estate opportunity without first obtaining approval of the Audit Committee. We currently do not have non-compete agreements with any of our directors, officers and employees other than Charles A. Ratner, James A. Ratner and Ronald A. Ratner who amended their employment agreements and Bruce C. Ratner who entered into his employment agreement on November 9, 2006 to include non-compete agreements. Upon leaving us, any other director, officer or employee could compete with us.
Notwithstanding our policy, we permit our principal shareholders who are officers or employees to own, alone or in conjunction with others, certain commercial, industrial and residential properties that may be developed, expanded, operated and sold independently of our business. The ownership of these properties by these principal shareholders makes it possible that conflicts of interest may arise between them and us. Although we do not anticipate any conflicts, areas of possible conflict may be in the development or expansion of properties that may compete with us or the solicitation of tenants for the use of such properties. These principal shareholders agreed as part of the 1960 Form S-1 Registration Statement in connection with our initial public offering that, except for these properties, they would engage in all business activities of the type conducted by us only through and on behalf of us as long as they were employed by us. This would not preclude them from making personal investments in real estate on which buildings and improvements have been completed prior to such investments.
Pursuant to his employment agreement, Bruce C. Ratner agreed that during his employment with us, and for a two year period following thereafter, he will not engage in any activity that competes with our business. If we terminate Bruce C. Ratner’s employment without cause, the two year period will be reduced to one year. Bruce C. Ratner also agrees that he will not directly or indirectly induce any of our employees, or any of our affiliates, to terminate their employment or other relationships with us and will not employ or offer employment to any person who was employed by us or our subsidiaries unless such person has ceased to be employed by us or our affiliates for a period of at least one year. Bruce C. Ratner owns, and will continue to own, a certain property that was not transferred to us. This property may be managed, developed, expanded, operated and sold independently of our business. Should Bruce C. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax deferred exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, any potential purchase of property to effect a tax-deferred transaction or any transaction approved by the Audit Committee, Bruce C. Ratner will engage in all business activities of the type conducted by us only through and on behalf of us, as long as he is employed by us.
Section 16(a) Beneficial Ownership Reporting/Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and owners of more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of ours. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).
To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended January 31, 2009, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except for Deborah Ratner-Salzberg, President of Forest City Washington, Inc. and our Director, who missed a Form 4 filing due to the late communication by a third-party regarding a sales transaction made on behalf of her spouse; Joseph Shafran, a general partner of RMSLP, who missed a Form 4 filing due to the late communication by a third-party regarding a purchase transaction made on behalf of his spouse; and Stan Ross, our Director, who filed a late Form 4 due to a late communication from the Plan Administrator for the Deferred Compensation Plan for Non-Employee Directors regarding a rollover.
Audit Committee Report
In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting, financial reporting, data processing, regulatory and internal control environments.
The Audit Committee has received and reviewed the written disclosures and letter of independence from PricewaterhouseCoopers, LLP, Forest City’s independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of other non-audit services provided to Forest City by PricewaterhouseCoopers, LLP are compliant with maintaining their independence.
The Audit Committee has discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Forest City’s accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, “Communication with Audit Committees”), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Forest City’s audited financial statements as of and for the year ended January 31, 2009, and management’s report on the design and effectiveness of our internal controls over financial reporting as of January 31, 2009.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report on the design and effectiveness of internal controls over financial reporting be included in Forest City’s Annual Report on Form 10-K for the year ended January 31, 2009, filed with the SEC.

Michael P. Esposito, Jr. (Chairman)	Jerry V. Jarrett	Stan Ross
The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference and shall not otherwise be deemed filed under such acts.
Ratification of Independent Registered Public Accounting Firm
Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of PricewaterhouseCoopers LLP.
PricewaterhouseCoopers LLP has indicated that a representative of PricewaterhouseCoopers LLP will attend the annual meeting to respond to appropriate questions from shareholders. Their representative will also have the opportunity to make a statement at the meeting.
The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present or represented at the meeting is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2010. We have been advised that the shares held by the Ratner, Miller and Shafran families and partnerships will be voted in favor of the proposal. If such shares are voted for approval, the vote will be sufficient to approve such proposal.
The Board of Directors recommends that shareholders vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Independent Registered Public Accounting Firm Fees and Services
The Audit Committee of the Board of Directors considers and pre-approves any audit, non-audit and tax services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.
The aggregate fees billed (or expected to be billed) to us for professional services rendered by PricewaterhouseCoopers LLP, all of which have been approved by the Audit Committee, for the years ended January 31, 2009 and 2008, are as follows:

	Year Ended January 31,
	2009	2008

Audit fees	$3,125,962	$3,342,829
Audit-related fees	1,579,000	1,642,689
Tax fees	104,370	250,600
All other fees	9,148	6,000

Total	$4,818,480	$5,242,118

Audit fees: Professional services relating to the audits of our annual consolidated financial statements and internal controls over financial reporting, the reviews of quarterly filings with the SEC, issuance of comfort letters, consents and income tax provision procedures.
Audit-related fees: Audit and other assurance services relating to individual real estate properties that are required primarily under loan or partnership agreements. There were no fees for services relating to financial information design and implementation.
Tax fees: Professional services relating primarily to a study regarding the deductibility of certain development costs for tax purposes, services relating to a captive insurance company and tax compliance fees.
All other fees: Other fees, primarily related to an annual subscription to research tools.

Shareholder Proposals for 2010 Annual Meeting
Any shareholder proposals intended to be presented at our 2010 annual meeting of shareholders must be received by us at the address below on or before December 22, 2009 for inclusion in our proxy statement and form of proxy relating to the 2010 annual meeting of shareholders.
Proposals of shareholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2010 annual meeting (“Non-Rule 14a-8 Proposals”) must be received by us by March 7, 2010, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2010 annual meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after March 7, 2010.
Other Business
We do not anticipate that matters other than those described in this proxy statement will be brought before the meeting for action, but if any other matters properly come before the meeting of which we did not receive notice prior to March 16, 2009, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.
Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming annual meeting, we will mail, at no charge to the shareholder, a copy of our annual report on Form 10-K including the financial statements and schedules and excluding exhibits required to be filed with the SEC pursuant to Rule 13a-l under the Securities Exchange Act of 1934, as amended, for our most recent fiscal year. Requests from beneficial owners of our Common Stock must set forth a good faith representation that, as of the record date for the annual meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting.
Written requests for such report should be directed to:
Thomas T. Kmiecik, Assistant Treasurer
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1100
Cleveland, Ohio 44113
tomkmiecik@forestcity.net
Cost and Method of Proxy Solicitation
Methods: You may vote in person at the annual meeting or by proxy. You have three ways to vote by proxy:
•	Connect to the website on the internet at www.proxyvote.com;

•	Call 1-800-690-6903; or

•	Sign and date the enclosed proxy and return it in the accompanying envelope.
Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this proxy statement. The internet and telephone services authenticate shareholders by use of a control number. Please be advised that if you choose to vote via the internet or the telephone, you do not need to return the proxy card.
Rights: In the event you vote and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the annual meeting. You have five ways to revoke your proxy:
•	Connect to the website previously listed by 11:59 p.m. on June 4, 2009;

•	Call the 800 number previously listed by 11:59 p.m. on June 4, 2009;

•	Receipt of a later dated proxy;

•	Receipt by the Secretary of a written revocation; or

•	Vote in person at the annual meeting.

Costs: We will pay the cost of solicitation. In addition to solicitation by mail, we may make arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and we may reimburse them for their expense in so doing. Our officers and other regular employees may, if necessary, request the return of proxies by telephone or in person.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geralyn M. Presti
Geralyn M. Presti, Secretary

Cleveland, Ohio April 21, 2009

FOREST CITY ENTERPRISES, INC.
1100 TERMINAL TOWER
50 PUBLIC SQUARE
ATTN: JEFF LINTON
CLEVELAND, OH 44113
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 4, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 4, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M12240-P76752	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS A

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
		☐	☐	☐
1.	The election of four (4) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified.	For All	Withhold All	For All Except

Nominees:

01) Michael P. Esposito, Jr.
02) Joan K. Shafran
03) Louis Stokes
04) Stan Ross

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line above.

		For	Against	Abstain

2.	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2010.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

A

M12241-P76752

Forest City Enterprises, Inc. Class A
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 5, 2009
The undersigned hereby appoints Albert B. Ratner and Samuel H. Miller, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class A Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 5, 2009, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOREST CITY ENTERPRISES, INC.
1100 TERMINAL TOWER
50 PUBLIC SQUARE
ATTN: JEFF LINTON
CLEVELAND, OH 44113
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 4, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, June 4, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M12242-P76752	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST CITY ENTERPRISES, INC. CLASS B

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
		☐	☐	☐
1.	The election of eleven (11) directors, each to hold office until the next annual shareholders’ meeting and until his or her successor shall be elected and qualified.	For All	Withhold All	For All Except

Nominees:

	01) Albert B. Ratner	07) Scott S. Cowen
	02) Samuel H. Miller	08) Brian J. Ratner
	03) Charles A. Ratner	09) Deborah Ratner Salzberg
	04) James A Ratner	10) Bruce C. Ratner
	05) Jerry V. Jarrett	11) Deborah L. Harmon
06) Ronald A. Ratner

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line above.

		For	Against	Abstain

2.	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2010.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

B

M12243-P76752

Forest City Enterprises, Inc. Class B
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
JUNE 5, 2009
The undersigned hereby appoints Albert B. Ratner and Samuel H. Miller, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class B Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on June 5, 2009, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE